UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Under Rule 14a-12

STEIN MART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Stein Mart, Inc.

NOTICE AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 21, 2016

TO OUR SHAREHOLDERS:

PLEASE TAKE NOTICE that the annual meeting of shareholders of Stein Mart, Inc. (the “Company”) will be held on Tuesday, June 21, 2016, at 2:00 P.M., local time, at the Company’s Corporate Headquarters, 5th Floor, 1200 Riverplace Blvd., Jacksonville, Florida 32207.

The meeting will be held for the following purposes:

1.	To elect the ten (10) director nominees named in the attached proxy statement to serve as directors of the Company for the ensuing year and until their successors have been elected and qualified;

2.	To approve an advisory resolution approving executive compensation for fiscal year 2015;

3.	To approve an amendment and restatement of, and performance goals under, the Company’s 2001 Omnibus Plan;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 28, 2017; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The shareholders of record at the close of business on April 14, 2016, will be entitled to vote at the annual meeting.

It is hoped you will be able to attend the meeting, but in any event, please vote according to the instructions on the enclosed proxy as promptly as possible. If you are able to be present at the meeting, you may revoke your proxy and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 21, 2016: The 2015 Annual Report on Form 10-K and proxy statement of Stein Mart, Inc. are available online at www.proxyvote.com.

For directions to the annual meeting, please contact Ms. Linda Tasseff, Director, Investor Relations, at ltasseff@steinmart.com.

By Order of the Board of Directors,

Gregory W. Kleffner
Secretary

Dated: May 2, 2016

Proxy Statement for the

Annual Meeting of Shareholders of

STEIN MART, INC.

To Be Held on Tuesday, June 21, 2016

PAGE
About The Annual Meeting	1

Security Ownership	4

Section 16(A) Beneficial Ownership Reporting Compliance	5

Proposal No. 1 - Election Of Directors	6

Executive Officers	8

Corporate Governance	8

Meetings And Committees Of The Board	9

Compensation Of Directors	10

Compensation Discussion And Analysis	13

Compensation Committee Report	21

Executive Compensation	22

Proposal No. 2 - Advisory Resolution On Executive Compensation	31

Proposal No. 3 – Proposal to Authorize the Amendment and Restatement of the Stein Mart, Inc. 2001 Omnibus Plan and to Reapprove the Material Terms of the Performance Goals Thereunder	32

Audit Committee Report	39

Proposal No. 4 - Ratification of Appointment of KPMG LLP as the Company’s Independent Registered Certified Public Accounting Firm	40

Related Party Transactions	41

Other Matters	42

Appendix A.	A-1

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD JUNE 21, 2016

This Proxy Statement and the enclosed form of proxy are being sent to shareholders of Stein Mart, Inc. (the “Company” or “Stein Mart”) on or about May 2, 2016 in connection with the solicitation by our Board of Directors of proxies to be used at our annual meeting of shareholders. The meeting will be held on Tuesday, June 21, 2016 at 2:00 P.M., local time, at Stein Mart Corporate Headquarters, 5th floor, 1200 Riverplace Blvd., Jacksonville, Florida 32207.

The Board of Directors has designated Jay Stein and John H. Williams, Jr., and each or either of them, as proxies to vote the shares of common stock solicited on its behalf.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for our 2016 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of our common stock on the record date, April 14, 2016, and that entitles you to vote at our meeting of shareholders. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the Securities and Exchange Commission requires us to provide annually to our shareholders.

Who is entitled to vote at the meeting?

Holders of common stock as of the close of business on the record date, April 14, 2016, will receive notice of, and be eligible to vote at, our annual meeting of shareholders and at any adjournment or postponement of such meeting. At the close of business on the record date, we had 46,376,316 shares of common stock outstanding and entitled to vote.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are our invited guests may attend and be admitted to the annual meeting of shareholders. Shareholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (i.e., a valid driver’s license, state identification or passport). If a shareholder’s shares are registered in the name of a broker, trust, bank or other nominee, the shareholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the shareholder was a beneficial owner of our shares as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted to be used at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

Each shareholder electing to receive shareholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card. Holders of record may also vote by calling the toll-free telephone number on the proxy card or by following the instructions on the proxy card to vote online. Please have the proxy card handy when you call or access the website for Internet voting. If you vote by telephone or on the Internet, you do not have to return your proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your proxy card will be deemed to direct the individuals designated as proxies to vote your shares in accordance with the Board’s recommendations. At this time, the Board and management do not intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, shareholders returning the proxy card or voting via the telephone or on the Internet confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our secretary, by mailing a proxy bearing a later date, by submitting new voting instructions by telephone or on the Internet, or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and are the shareholder of record (or, if your shares are held in “street name” you have a legal proxy as described above) and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons designated as proxies will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the ten (10) nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. However, pursuant to a majority voting policy adopted by our Board, any nominee who receives more “withheld” than “for” votes must submit his or her resignation to the Corporate Governance Committee even if he or she received a plurality of votes. The Board of Directors shall then consider the Corporate Governance Committee’s recommendation as to whether or not to accept such resignation and will publicly disclose its decision, the process in reaching its decision and the underlying reasons for its decision.

The advisory resolution on executive compensation, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our compensation program. The advisory resolution on executive compensation will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

The proposal to approve the amendment and restatement of, and performance goals under, the 2001 Omnibus Plan will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

The ratification of the appointment of KPMG LLP to serve as our independent registered certified public accounting firm for the fiscal year ending January 28, 2017 will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

How are votes counted?

In the election of directors, you may vote “FOR ALL” of the nominees or for none of the nominees (“WITHHOLD ALL”) or your vote may be “FOR ALL EXCEPT” with respect to one or more of the nominees.

For the advisory resolution on executive compensation, the approval of the amendment and restatement of, and performance goals under, the 2001 Omnibus Plan and the ratification of the appointment of KPMG LLP to serve as our independent registered certified public accounting firm for the fiscal year ending January 28, 2017, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting, but will have no effect on the advisory resolution on executive compensation, the approval of the amendment and restatement of, and performance goals under, the 2001 Omnibus Plan or the ratification of the appointment of our independent registered certified public accounting firm.

If you hold your shares in “street name,” we have supplied copies of our proxy materials for our 2016 annual meeting of shareholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of our independent registered certified public accounting firm without receiving voting instructions from you. In contrast, all other proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the proposals.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

We intend to announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K within four (4) business days following the annual meeting.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows the name, address and beneficial ownership as of December 31, 2015 of each person known to us, other than Jay Stein, who is shown below, to be the beneficial owner of more than five percent (5%) of our outstanding common stock based on shares of common stock outstanding on such date:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	5,689,124(1)	12.45%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	2,877,204(2)	6.3%

(1)

This information is based on a Schedule 13G filed January 27, 2016. Royce & Associates, LLC reported having sole power to vote and sole power to dispose or direct the disposition of 5,689,124 shares of common stock.

(2)

This information is based on a Schedule 13G filed January 27, 2016 by BlackRock, Inc. (“BlackRock”), as parent holding company for BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited and BlackRock Investment Management, LLC (collectively, the “Subsidiaries”). Black Rock reported having sole power to vote 2,781,426 shares of common stock and sole power to dispose or direct the disposition of 2,877,204 shares of common stock.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information with respect to beneficial ownership of our common stock as of April 14, 2016 by: (i) each director; (ii) each director nominee; (iii) each current executive officer named in the Summary Compensation Table and (iv) all directors, director nominees and executive officers as a group. The address for all persons listed below is Stein Mart Corporate Headquarters, 1200 Riverplace Blvd., Jacksonville, Florida 32207.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(*)
Jay Stein(2)	14,406,322	31.1%
Irwin Cohen(3)	44,773	*
Thomas L. Cole(4)	0	*
Timothy Cost(4)	0	*
Susan Falk(3)	59,981	*
Linda M. Farthing(3)	56,053	*
Lisa Galanti(5)	0	*
D. Hunt Hawkins(3)	500,943	1.1%
Gregory W. Kleffner(3)	435,674	*
Mitchell W. Legler(3)	228,118	*
Gary L. Pierce(3)	282,063	*
Dawn Robertson(6)	0	*
Richard L. Sisisky(3)	75,199	*
Burton M. Tansky(3)	8,887	*
John H. Williams, Jr.(7)	111,700	*
All directors, director nominees and executive officers as a group (15 persons)(2)(3)	16,209,713	34.5%

(*)	Amount is less than one percent (1%) of total outstanding common stock.

(1)

All shares of common stock included in the table are subject to the sole investment and voting power of the respective directors and executive officers, except as otherwise set forth in the footnotes below.

(2)

Shares consist of 10,912,260 shares held by Stein Ventures Limited Partnership, the general partner of which is Cary Ventures, Inc., 40,275 shares held by Cary Ventures, Inc., a corporation wholly-owned by Mr. Stein, 674,799 shares held by Jay Stein and 2,778,988 shares owned by trusts for the benefit of Mr. Stein’s spouse and daughters.

(3)

Includes the following shares which are not currently outstanding but which the named shareholders are entitled to receive upon exercise of options that are currently exercisable or that become exercisable within sixty (60) days of April 14, 2016:

D. Hunt Hawkins	268,105
Gregory W. Kleffner	211,596
Gary L. Pierce	128,902

All directors, director nominees and executive officers as a group (15 persons)	608,603

Includes the following shares of restricted stock which are currently outstanding and will be delivered to each individual upon vesting:

Irwin Cohen	9,973
Susan Falk	9,973
Linda M. Farthing	9,973
D. Hunt Hawkins	31,730
Gregory W. Kleffner	27,430
Mitchell W. Legler	21,513
Gary L. Pierce	25,600
Richard L. Sisisky	9,973
Burton W. Tansky	7,265

All directors, director nominees and executive officers as a group (15 persons)	153,070

(4)	Messrs. Cole and Cost are nominees for election to the Board at the June 21, 2016 annual meeting.
(5)	Ms. Galanti was appointed to the Board effective March 3, 2016.
(6)	Ms. Robertson was appointed to the Board effective March 14, 2016.
(7)	Includes 111,700 shares owned jointly by Mr. Williams and his wife.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons owning more than ten percent (10%) of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities and to furnish us with copies of all such reports. To our knowledge, based solely on our review of copies of such reports furnished to us during 2015, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent (10%) beneficial owners have been complied with on a timely basis, with the exception of late Form 4 filings dated June 2, 2015 by each of Messrs. Hawkins, Kleffner, Legler and Pierce reporting shares of restricted stock awarded on May 19, 2015; a late Form 4 filing dated November 30, 2015 by Mr. Legler reporting an acquisition of 10,000 shares of common stock on November 24, 2016; a late Form 4 filing dated December 16, 2015 by Mr. Stein reporting a purchase of 17,500 shares of common stock and a Form 5 filing on March 9, 2016 by Ms. Falk reporting an acquisition of 10,000 shares of common stock on January 15, 2016 by her husband.

PROPOSAL NO. 1 -

ELECTION OF DIRECTORS

At the meeting, ten (10) directors will be elected to serve for one (1) year and until the election and qualification of their successors. Each nominee is presently available for election. We have four new director nominees this year: Ms. Galanti and Ms. Robertson were both appointed to the Board in March 2016 and Messrs. Cole and Cost are first-time nominees to the Board. Ms. Robertson was elected to the Board in connection with her acceptance of the position of Chief Executive Officer to the Company after the Company conducted an extensive search for potential candidates. Ms. Galanti was recommended to the Corporate Governance Committee by Mr. Stein, who believed the Board and the Company would benefit substantially from Ms. Galanti’s expertise and experience in marketing and advertising. Messrs. Cole and Cost were recommended to the Corporate Governance Committee by current independent members of our Board. Mr. Cole was recommended due to his extensive retail experience and his performance on another board in common with one of our other independent directors. Mr. Cost was recommended because of his considerable public company experience and his interactions with other independent directors in his position as President of Jacksonville University. In each case, the Corporate Governance Committee carefully reviewed the experience and qualifications of each of the recommended potential directors, considered their expertise in light of areas of the Board which would benefit from such expertise and caused the candidates to be fully vetted. As a result, the Corporate Governance Committee recommended each of Ms. Galanti and Messrs. Cole and Cost to the full Board, which appointed Ms. Galanti and approved the nominations of Messrs. Cole and Cost. There are no family relationships between any of our directors, director nominees or executive officers. While our directors are elected by a plurality vote, our majority voting policy requires that any director who receives more “withheld” votes than “for” votes must tender his or her resignation and the full Board must determine whether or not to accept those resignations. We will file a Form 8-K that discloses the Board’s decision and the reasons for its actions.

We believe that each nominee possesses the characteristics that are expected of all directors, namely, independence, integrity, sound business judgment and a willingness to represent the long-term interests of all shareholders. The following paragraphs provide biographies of each of our nominees and descriptions of the experiences, qualifications and skills that caused the Corporate Governance Committee and the Board to determine that these nominees should serve as our directors. These biographies contain information regarding each nominee’s service as a director, business experience, director positions held currently or at any time during the last five (5) years and information regarding involvement in certain legal or administrative proceedings, if applicable. The below biographies do not include information for Ms. Falk or Ms. Farthing, each of whom are retiring from the Board effective as of the 2016 annual meeting, or Mr. Wayne Weaver, who retired from the Board in March 2016.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Name Age	Positions with the Company; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of the Company

Jay Stein** (70)	Chairman of the Board of the Company since 1989; Chief Executive Officer from June 2013 to March 2016, interim Chief Executive Officer from September 2011 to June 2013 and Chief Executive Officer of the Company from 1990 to September 2001. Mr. Stein brings extensive knowledge of the retail environment and outstanding merchandising skills to the Board, as well as extensive historical and operational knowledge based on many years of experience with the Company.	1968

John H. Williams, Jr. (78)	Vice Chairman of the Board since February 2003 and director of the Company; Vice Chairman and Chief Executive Officer of the Company from September 2001 to February 2003; President of the Company from 1990 to September 2001. As a past Chief Executive Officer of the Company, Mr. Williams brings extensive historical and operational knowledge to the Board based on many years of experience with the Company.	1984

Dawn Robertson (60)

Director of the Company; Chief Executive Officer of the Company since March 14, 2016; Chief Executive Officer of UNKWWN, LLC, a men’s sneaker and streetwear company, from August 2015 to January 2016; Chief Executive Officer of Deb Shops, Inc., a specialty retailer, from July 2013 to January 2015; President of Nygard, International, a Canadian fashion apparel wholesaler and retailer, from March 2012 to June 2013; President and Chief Executive Officer of The Avenue, a woman’s apparel retailer, from September 2010 to February 2012. Prior to 2010, Ms. Robertson also held various executive positions at Sean John, Old Navy, Myer Stores, Federated Department Stores, Saks and May Department Stores. Deb Shops, Inc. and its affiliated entities filed for Chapter 11 bankruptcy in January 2015. Ms. Robertson has also served as a director of Maven LLC. Ms. Robertson’s considerable experience in managing retail companies and expertise in branding strategy materially enhances the Board’s sensitivity to overall business trends affecting the retail industry.

		2016

Name Age	Positions with the Company; Principal Occupations and Other Directorships During Past Five (5) Years; Special Experiences, Qualifications and Skills	Year First Became Director of the Company

Irwin Cohen †ß¥ (75)	Director of the Company; Senior Advisor with the Peter J. Solomon Company, an investment banking firm, from June 2003 to October 2013; Global Managing Partner of the Retail and Consumer Products Practice of Deloitte & Touche LLP from 1998 to May 2003; director of Supervalu, Inc. since June 2003. Mr. Cohen adds extensive financial and accounting experience and expertise in evaluating financial controls as well as extensive experience within the retail segment.	2008

Thomas L. Cole¥ (67)

Nominee for Director of the Company; Partner in Kurt Salmon, a consulting firm, since February 2014; Chief Administrative Officer of Macy’s, Inc., from February 2009 to June 2013; Vice Chair of Federated Department Stores from February 2003 to February 2009; various executive positions with Federated Department Stores from 1980 to 2003; and various positions with divisions of the former Allied Stores, from 1972 to 1980. Mr. Cole serves as a Director of Beall’s Department Stores (since January 2015), and on the Fashion Advisory Board at Kent State University. Mr. Cole greatly broadens the Board’s retail and apparel experience and offers invaluable advice as to the Company’s administrative policies and procedures including, but not limited to, logistics, supply chain management and information technology.

		-

Timothy Cost ¥ (56)

Nominee for Director of the Company; President of Jacksonville University since February 2013; Executive Vice President, Global Corporate Affairs, of PepsiCo, Inc. from December 2010 to January 2013; Chairman of Global Health Care of APCO Worldwide, a public affairs and communications firm, from June to November 2010; Senior Vice President, Corporate Affairs for Wyeth, a healthcare company, from February 2008 until December 2009; Executive Vice President of ARAMARK from 2003 to early 2008; and, in prior years, service in investor relations and communications roles with Pharmacia Corporation, Eastman Kodak Company and Bristol-Myers Squibb. Mr. Cost has served on the Board of Web.com since December 2014, as well as serving on various civic, cultural and educational boards in the Jacksonville, Florida area. Mr. Cost’s strong background in corporate affairs and communications will add invaluable expertise to the Company’s shareholder engagement process.

		-

Lisa Galanti¥ (60)	Director of the Company; co-founder of Fitzgerald & Co. in 1983 and Managing Director from 1987 until her retirement in 2015. Fitzgerald & Co is a leading marketing communications and advertising agency and an Interpublic Group agency since 1998. Ms. Galanti brings invaluable expertise in marketing and communications to the Board.	2016

Mitchell W. Legler (73)	Director of the Company; majority shareholder of the law firm Kirschner & Legler, P.A. since April 2001; sole shareholder of the law firm Mitchell W. Legler, P.A. from August 1995 to April 2001; general counsel to the Company since 1991; Chairman of the Board of OneWater Marine Holding, LLC since 2015. Mr. Legler’s substantial experience with financial companies and his general legal knowledge is beneficial to the Board’s understanding of risks faced by the Company and assists in guiding the Board in understanding its responsibilities.	1991

Richard L. Sisisky nß¥× (61)	Director of the Company; President of The Shircliff & Sisisky Company, a management consulting company, since 2003; President and Chief Operating Officer and director of ParkerVision, Inc. from 1998 to 2003. Mr. Sisisky’s material knowledge of the general business environment and management skills are invaluable to the Board’s strategic insight and analysis.	2003

Burton M. Tansky n†ß¥** (78)	Director of the Company; Senior Advisor with Marvin Traub Associates, a global business development and strategy consulting firm focused on working with brands, retailers, developers and related businesses; Chief Executive Officer of the Neiman Marcus Group from 2001 to 2010; President and CEO of The Neiman Marcus Stores from 1994-2001; Director of the Howard Hughes Corporation and the Donald Pliner Company. Mr. Tansky brings extensive experience in retail management to the Board.	2014

†	Member of the Audit Committee
n	Member of the Compensation Committee
ß	Member of the Corporate Governance Committee
×	Lead Director
¥	Independent Director in accordance with applicable NASDAQ rules
**	Member of the Merchandising Committee

EXECUTIVE OFFICERS

Our executive officers are:

Name (Age)	Position
Jay Stein (70)	Chairman of the Board
Dawn Robertson (60)	Chief Executive Officer
D. Hunt Hawkins (57)	President and Chief Operating Officer
Gregory W. Kleffner (61)	Executive Vice President and Chief Financial Officer
Gary L. Pierce (59)	Executive Vice President and Director of Stores

For additional information regarding Mr. Stein and Ms. Robertson, see the Directors’ table on the preceding pages. Mr. Jay Stein also served as our Chief Executive Officer from June 2013 until his resignation effective March 14, 2016.

Mr. Hawkins joined us in February 1994 as Senior Vice President, Human Resources. He was promoted to Executive Vice President of Operations in September 2006, to Executive Vice President, Chief Administrative Officer in October 2007, to Executive Vice President, Chief Operating Officer in December 2011 and to President and Chief Operating Officer in April 2014.

Mr. Kleffner joined us in August 2009 as Senior Vice President and Chief Financial Officer. He was promoted to Executive Vice President in February 2010. Prior to joining us, Mr. Kleffner spent six (6) years with Kellwood Company, an apparel manufacturer. While at Kellwood Company, he served as Vice President, Controller from 2002 to 2005, Vice President Finance and Controller from 2005 to 2006, Senior Vice President Finance and Controller from 2006 to 2007 and Chief Financial Officer from 2007 to 2008.

Mr. Pierce joined us in May 2010 as Senior Vice President and Director of Stores. He was promoted to Executive Vice President and Director of Stores in May 2014. Prior to joining us, Mr. Pierce served as Senior Vice President and Director of Stores for the Central and Northern divisions of Belk, Inc. from September 2001 to May 2010.

CORPORATE GOVERNANCE

We are structured with a Board of Directors as our highest governing body. The Board in turn has a Chairman who helps set the agenda with management and who chairs the meetings of the Board. Ms. Dawn Robertson serves as our Chief Executive Officer. Prior to the appointment of Ms. Robertson as Chief Executive Officer, the Board had determined that it was in the best interest of the Company to combine the roles of Chairman and Chief Executive officer for so long as both offices were held by Mr. Stein. Mr. Stein continues to serve as Chairman of the Board. Mr. Stein, as the Company’s largest shareholder and principal architect of the Company’s growth, is uniquely suited to seek to maximize shareholder value. The Board elects a lead director (the “Lead Director”), who serves as chairman of the Corporate Governance Committee. The Lead Director is an independent director with substantial management experience who works with the Board Chairman and management to set the agenda for Board meetings and serves as a liaison between the Board and management to facilitate communications, acts as a moderator of executive sessions made up solely of independent directors, and assures that an independent Board member is involved in setting agendas for the Board and Corporate Governance Committee. Our Lead Director is Mr. Sisisky.

Our Corporate Governance Guidelines require that a majority of our directors qualify as independent directors. The Board determines independence on the basis of the standards specified by NASDAQ, the additional standards referenced in our Corporate Governance Guidelines, and other facts the Board considers relevant. The Board has reviewed relevant relationships between the Company and each non-employee director as well as any other facts that might impair a director’s independence. Based on that review, the Board has determined that all non-employee directors are independent except for Mr. Legler. Jay Stein, Dawn Robertson and John Williams are employees of the Company. The Board has also determined that both of our new director nominees, Thomas Cole and Timothy Cost, would qualify as independent directors if elected to the Board. In addition, both Susan Falk and Linda Farthing, our retiring directors, previously were determined to be independent directors. In determining the independence of each director, the matters described under “Related Party Transactions” were considered.

The Board meets at least quarterly and provides supervision of the Company between meetings through a number of standing committees. The Board recognizes its responsibility for oversight of our risk management and one (1) meeting each year of the Audit Committee is heavily focused on operational risk management dealing with areas of primary concern to us such as inventory control and shrinkage, technology/data breach risk, insurance coverage, financial controls, adequacy of reserves, and third party claims. Management annually identifies and prioritizes current risks to the business and reviews those risks and actions to minimize such risks with the Company’s Audit Committee. The full Board periodically addresses strategic risks such as changes in the retail environment as well as setting the authority limits for management at various levels. The Board believes that its focus on risk management discourages inappropriate risk-taking by management and results in appropriate controls.

The Compensation Committee seeks to establish compensation plans that create a balance between rewarding performance and avoiding inappropriate risk-taking by management. Our incentive compensation plans are adjusted annually to focus management on both general performance by us and specific areas of risk management which the Board, acting through the Compensation Committee, believes will be most effective in reducing inappropriate risks. Management is encouraged to set specific criteria for lower levels of management’s incentive compensation which similarly are intended to maximize opportunities and control risks at all levels of our operations. See the Compensation Discussion and Analysis section for more information on our incentive plans.

Shareholders who wish to communicate with the Board of Directors, or any particular director, may send a letter to our Secretary at the address set forth on the first page of this proxy statement. The mailing envelope should contain a clear notation on the outside that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.” All such letters should identify the author as a shareholder, state the name in which the shares of such author are held, and clearly state whether the intended recipients are all members of the Board or only certain specified individual directors. The Secretary will make copies of such letters and circulate them to the appropriate director or directors.

The Board adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines are available on our website, www.steinmart.com.

MEETINGS AND COMMITTEES OF THE BOARD

During 2015, the Board held a total of five (5) regular meetings. All directors except Mr. Weaver attended at least seventy-five percent (75%) of all meetings of the Board and Board committees on which they served during 2015. Mr. Weaver attended 67% of all meetings of the Board and Board committees during 2015. As disclosed previously, Mr. Weaver retired from the Board on March 3, 2016.

We do not have a formal policy requiring directors to attend annual meetings of shareholders. However, the annual meeting is generally held on the same day as a regularly scheduled Board meeting and we expect that most of our directors will attend the annual meeting of shareholders. All directors attended the last annual meeting.

The Board of Directors has established four (4) standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Each standing committee operates pursuant to a charter adopted by the full Board which is available on our website, www.steinmart.com. The Committees are more fully described below. Members of the standing committees are elected annually at the regular Board meeting held in conjunction with the annual shareholders’ meeting with changes in committee assignments being made during the year as the Board of Directors deems appropriate. In addition, the Board occasionally designates ad hoc committees for special purposes, including the former Merchandising Committee described below. The Board considers committee assignments at its June meeting. While no decisions have been made regarding committee assignments for Ms. Galanti or Messrs. Cole or Cost, the Board anticipates making additions to both the Audit and Compensation Committees in light of recent and upcoming director retirements.

Executive Committee. The Executive Committee is comprised of any two (2) directors who are independent directors under NASDAQ rules and one (1) additional director who is our Chief Executive Officer. Subject to the limitations specified by the Florida Business Corporation Act, the Executive Committee is authorized by our bylaws to exercise all of the powers of the Board of Directors when the Board of Directors is not in session. The Executive Committee held four (4) meetings during 2015. These meetings were attended variously by Messrs. Cohen, Sisisky and Tansky, Ms. Falk, Ms. Farthing and Jay Stein, with Mr. Legler also in attendance at three (3) meetings.

Audit Committee. During 2015, the Audit Committee was comprised of Mr. Cohen (Chairman), Ms. Falk and Mr. Tansky each of whom is an independent director under NASDAQ rules applicable to Audit Committee members. During 2015, the Audit Committee held twelve (12) meetings. The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements and (3) the independence and performance of our internal auditors. Our Board of Directors has determined that Mr. Cohen qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. However, Mr. Tansky also has significant financial expertise due to his service as a chief executive officer with chief financial officers reporting to him during his career.

            Compensation Committee. The Compensation Committee is comprised of Messrs. Tansky (Chairman) and Sisisky, each of whom is an independent director under NASDAQ rules. Mr. Weaver served on the Compensation Committee during the 2015 fiscal year until his retirement. During 2015, the Compensation Committee held four (4) meetings. This Committee has the responsibility for approving the compensation arrangements for our senior management, including Short-Term and Long-Term Incentive Compensation. It also recommends to the Board of Directors adoption of any compensation plans in which our officers and directors are eligible to participate. The Compensation Committee also serves as the Option Committee and makes grants of stock options, restricted stock and performance shares under our 2001 Omnibus Plan. Please refer to our Compensation Discussion and Analysis beginning on page 13 for additional discussion of the role our Compensation Committee plays in setting executive compensation.

Corporate Governance Committee. The Corporate Governance Committee is comprised of Mr. Sisisky (as the Lead Director and Chairman), Mr. Cohen (as the Chairman of the Audit Committee), and Mr. Tansky (as the Chairman of the Compensation Committee), each of whom is an independent director under NASDAQ rules. The Committee is responsible for the search and selection of our future directors and recommends to the full Board the slate of Directors to be proposed to our shareholders at our annual meeting of shareholders. The Committee also reviews, from time to time, the roles of the other standing committees, recommends committee assignments and evaluates, on a periodic basis, the performance of the Board and each of its committees as well as the relationship between the Board and our management. During 2015, the Corporate Governance Committee held two (2) meetings. The Lead Director, among other things, assists in setting agendas for meetings of the Board, acts as a moderator of executive sessions made up solely of our independent directors and serves as a liaison to increase the flow of information between Board members and our management.

The Corporate Governance Committee will consider nominees for director recommended by shareholders. Any shareholder wishing to make such a recommendation to the Corporate Governance Committee should submit the recommendation, in writing, with such supporting information as the shareholder believes appropriate, as well as any other information required to be disclosed about the candidate under the SEC’s proxy rules, to the Committee in care of our Lead Director at our headquarters in Jacksonville, Florida. Shareholder nominations for director must be received by the Lead Director on or before January 2, 2017 in order to be considered timely for our 2017 annual meeting. Shareholders desiring to make a director nomination must comply with the procedures outlined in Section 3.18 of the Company’s Bylaws.

The Committee reviews a broad range of criteria when considering all possible candidates for the Board, including experience, education, ability to read and understand financial statements, ethics, business reputation and other factors that the Committee believes relevant in determining whether a candidate would add to the Board’s ability to guide us. In recommending nominees for our directors, the Committee seeks to achieve a diversity of business experience and to enhance the Board’s ability to address challenges facing us and to better understand our ability to take advantage of opportunities in the overall business landscape. The Committee informally evaluates incumbent directors to determine whether they should be nominated to stand for re-election based on such factors as well as their contribution to the Board during their current terms. When a vacancy develops, the Committee will solicit input regarding potential new candidates from a variety of sources, including existing directors and senior management. If the Committee deems it appropriate, the Committee may engage a third-party search firm. The Committee will evaluate all potential candidates, including any candidates recommended by shareholders, based on their biographical information and qualifications, information available through public records and their “independence,” and, if a potential candidate appears to be a good choice, will arrange personal interviews of qualified candidates by one (1) or more Committee members, other Board members and senior management, as the Committee believes appropriate.

Merchandising Committee. Upon Mr. Tansky’s election to the Board, the Board established an ad hoc committee made up of Mr. Tansky (Chairman) and Mr. Jay Stein to meet periodically with the Company’s merchants to provide guidance as to merchandising trends and related matters. As the Merchandising Committee is ad hoc and temporary, no charter was adopted for the Committee. The Board terminated the Merchandising Committee in October 2015.

COMPENSATION OF DIRECTORS

Our Compensation Committee’s philosophy is to target non-employee director compensation at the mid-range of peer group pay levels. However, based on a study conducted by Mercer (US), Inc. (the Compensation Committee’s compensation consulting firm), cash compensation for our Board of Directors is below peer group 50th percentile levels and total compensation (including equity grants) is well below peer group 25th percentile levels. The Board has elected to maintain its annual retainer at $36,000 for 2016.

            In addition to annual retainers, directors continue to be compensated through attendance fees and receipt of equity-based compensation. For fiscal year 2015, each non-employee director received attendance fees of $2,000 for attending meetings of the Board and $2,000 for attending committee meetings whether in person or by conference call. Mercer has recommended additional emphasis on equity-based compensation. Accordingly, in fiscal 2013, 2014 and 2015, each non-employee director received approximately $40,000 in value of our shares which equaled 2,708, 2,647 and 6,240 Restricted Shares, respectively, on the grant date. Through January 2016, Restricted Shares were issued to directors on the first Tuesday in each January following the date we released our gross sales for the critical month of December. That date was selected to afford investors an opportunity to absorb that gross sales information and for our share price to reflect the appropriate value attributed to those shares by the investment community. As of January 2016, we have discontinued the release of monthly sales reports and future issuances of Restricted Shares to non-employee directors will occur in March following release of earnings for the fourth quarter and fiscal year. The directors’ Restricted Shares granted in fiscal 2013 vest on the third anniversary of the date of grant or vest immediately if that person’s directorship is terminated because of death, disability, retirement at age 72 or above, or a change of control of the Company. The Restricted Shares granted in each of fiscal 2014 and 2015 vest monthly over a three year period, with immediate vesting in the event of death, disability, retirement at age 72 or a change in control of the Company.

In fiscal year 2015, to compensate certain directors with additional responsibilities, (i) our Lead Director received an additional annual retainer of $40,000, (ii) the Chairperson of our Audit Committee received an additional annual retainer of $25,000,

(iii) the Chairperson of the Compensation Committee received an additional annual retainer of $25,000, and (iv) the Chairperson of the ad hoc Merchandising Committee received an additional annual retainer of $25,000. The Merchandising Committee was disbanded effective October 2015.

Each director also receives a one-time grant of 4,000 stock options upon becoming a director.

DIRECTOR COMPENSATION FOR FISCAL YEAR ENDED JANUARY 30, 2016

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Irwin Cohen	126,250	39,998	-	-	-	41,462	207,710
Susan Falk	89,000	39,998	-	-	-	41,462	170,460
Linda M. Farthing	61,000	39,998	-	-	-	41,462	142,460
Lisa Galanti (6)	-	-	-	-	-	-	-
Mitchell W. Legler (7)	107,000	244,092	-	-	-	112,102	463,194
Richard L. Sisisky	129,000	39,998	-	-	-	41,462	210,460
Burton M. Tansky	129,000	39,998	-	-	-	-	168,998
J. Wayne Weaver (8)	63,000	39,998	-	-	-	-	102,998
John H. Williams, Jr. (9)	-	-	-	-	-	391,688	391,688

(1)

Jay Stein, the Company’s Chairman of the Board and former Chief Executive Officer is not included in this table as he is an employee of the Company and therefore did not receive compensation for his services as a director. The compensation received by Mr. Stein is shown in the Summary Compensation Table. Dawn Robertson became Chief Executive Officer and a director of the Company effective March 2016, and her compensation will be shown in the Summary Compensation Table in future proxy statements.

(2)

Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock awards made during the fiscal year ended January 30, 2016. Forfeiture estimates have been disregarded in determining the amounts indicated. During fiscal year 2015, each non-employee director named above received 6,240 stock awards with a grant date fair value of $6.41 per stock award. In addition, Mr. Legler received 6,140 stock awards with a grant date fair value of $11.73 per stock award and 9,210 performance units with a grant date fair value of $14.34 as a result of being a participant in the Company’s Long-Term Incentive Program. As of January 30, 2016, each director had the following number of unvested restricted stock awards outstanding: Irwin Cohen: 10,713; Susan Falk: 10,713; Linda M. Farthing: 10,713; Mitchell W. Legler: 22,253; Richard L. Sisisky: 10,713; Burton Tansky: 8,005; and J. Wayne Weaver: 8,005. In addition, Mr. Legler had 20,850 performance units, granted at target level, outstanding.

(3)

As of January 30, 2016, the following directors had the indicated number of option awards outstanding: Burton M. Tansky 5,748, and J. Wayne Weaver 5,748. All unvested stock options automatically adjusted in February 2015 due to declaration and payment of a $5.00 per share extraordinary dividend on February 27, 2015. Unvested stock options disclosed herein reflect the post-adjustment amounts.

(4)	Reflects the amount earned under our Short-Term Incentive Plan of which Mr. Legler is a participant.
(5)

Includes, for all directors, amounts paid as dividends on unvested restricted stock awards. Also included for Mr. Legler is $36,108 for medical benefits not provided to non-executive employees (including a tax gross up equal to $14,224) and $877 of perquisites and other personal benefits.

(6)	Ms. Galanti joined the Board in March 2016.
(7)

Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to the Company since April 2001. For a description of the arrangement with Kirschner & Legler, P.A. for Mr. Legler’s service as our general counsel, including fees paid pursuant to this arrangement, see the section entitled Related Party Transactions elsewhere in this proxy statement.

(8)	Mr. Weaver retired from the Board effective March 3, 2016.
(9)

Mr. John H. Williams, Jr., a former executive officer of the Company, remains an employee of the Company and does not receive additional compensation for his services as a director. Other compensation for Mr. Williams includes $96,000 salary; $62,272 in medical benefit payments not provided to non-executive employees (which includes excess medical, dental and vision payments plus a tax gross up of $27,172 based on these amounts); $1,840 in Company contributions to his 401(k) plan; $230,210 in imputed income for split dollar life insurance; LTD premium of $456; and $910 of perquisites and other personal benefits.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding our compensation programs and policies for our executives who are listed in our Summary Compensation Table. For fiscal 2015, these executives are our Chairman of the Board and former Chief Executive Officer, our Executive Vice President and Chief Financial Officer, our President and Chief Operating Officer and our Executive Vice President and Director of Stores (collectively, the “Named Executive Officers”). Effective March 14, 2016, Dawn Robertson became our new Chief Executive Officer and Jay Stein retired from such position but retained his status as Chairman of the Board.

Compensation Philosophy and Objectives

Our compensation program is designed to meet the following goals (the “Compensation Goals”):

●	attract the best possible candidates;

●	retain our key officers;

●	align the interests of our officers with those of our shareholders; and

●	provide our officers with incentive pay directly associated with performance.

To achieve these objectives, we use a mix of compensation elements, including:

●	base salary;

●	short-term incentives (annual cash);

●	long-term incentives (equity);

●	employee benefits and limited perquisites; and

●	employment agreements.

In determining the amount and form of these compensation elements, we may consider a number of factors in any given year. The Compensation Committee considered the results from the shareholder advisory vote on executive compensation for fiscal year 2014 as support for the compensation policies and practices in place for fiscal 2015. At the 2015 annual meeting of shareholders, more than 99% of the votes cast on the shareholder advisory vote on executive compensation were in favor of our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and are committed to ongoing engagement with our shareholders on executive compensation practices. Our Board of Directors has determined that our shareholders should vote on a say-on-pay proposal each year in accordance with the preference expressed by shareholders on the “say-when-on-pay” proposal at our 2011 annual meeting of shareholders.

Other factors that the Compensation Committee may consider in determining compensation include the following:

●

Compensation levels paid by companies in our peer group and as reflected in published survey data. We believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;

●	Corporate and individual performance, as we believe this encourages our Named Executive Officers to focus on achieving our business objectives;

●

Internal pay equity of the compensation paid to one Named Executive Officer as compared to another – that is, the compensation paid to each executive should reflect the importance of his or her role to us as compared to the roles of the other executives – as we believe this contributes to retention and a spirit of teamwork among our executives;

●	The experiences and individual knowledge of the members of our Board regarding compensation programs generally and at other companies on whose boards they may serve;

●	The recommendations of our former Chief Executive Officer, our President and Chief Operating Officer and our Compensation Committee’s compensation consultant;

●	Broader economic conditions, to ensure that our pay strategies are effective yet responsible, particularly in the face of any unanticipated consequences of the broader economy on our business; and

●

Individual negotiations with Named Executive Officers, particularly in connection with their initial compensation package, as these executives may be leaving meaningful compensation opportunities at their prior employer to come work for us, or foregoing other compensation opportunities with other prospective employers to continue to work for us, as well as negotiations upon their departures, as we recognize the benefit to our shareholders of seamless transitions.

Although the Compensation Committee reviews from time to time the values of vested equity awards held by, and equity award profits realized by executives, the increases or decreases in the value of equity awards that were previously granted have no significant impact in the determination of cash or equity-based compensation.

Stock Ownership Policy

In 2012, the Board established share ownership guidelines for our Directors and Named Executive Officers. Directors are expected to own five times (5X) their annual retainer fee value, our Chief Executive Officer is expected to own three times (3X) base salary and the remaining executive officers are expected to own one and one half times (1.5X) base salary. Each individual has five (5) years to accumulate the desired ownership level beginning from the later of January 1, 2012 or their appointment as an executive officer or director. Once attained, each individual will be considered to have met this requirement with the number of shares they owned, regardless of the effect of future share price changes. As of the record date, each of our Directors (other than Mr. Tansky, who joined the Board in 2014, and Ms. Galanti and Ms. Robertson, who each joined the Board in 2016) and Named Executive Officers has met this requirement. Our policy also prohibits our directors, officers and employees from engaging in hedging transactions as well as pledging or margin arrangements.

Compensation Oversight

Our executive compensation policies are established by the Compensation Committee, which is composed entirely of independent directors as defined by applicable NASDAQ Rules. The Compensation Committee provides governance and oversight to our executive compensation programs, benefit plans and policies, and administers our Omnibus Plan, including a review of all equity grants under the Omnibus Plan. The Compensation Committee makes all compensation decisions relating to our Chief Executive Officer. The Compensation Committee reviews and approves, after considering the evaluation and recommendation of our Chief Executive Officer and President and Chief Operating Officer, all compensation decisions relating to our other Named Executive Officers.

During 2015, the Compensation Committee retained Mercer (US), Inc., a compensation consulting firm, to support the Compensation Committee in its work. Mercer provides recommendations as well as information as to the compensation levels and practices of the various companies which are considered to be in our Peer Group. Mercer also provides the Compensation Committee with information as to current trends and best practices in executive compensation and informs them of pertinent regulatory and stock exchange rules impacting executive compensation matters. In addition, Mercer provides advice to management with regard to special compensation issues that may arise. Mercer provided no other services to us during 2015.

To ensure independence, the Compensation Committee is required to pre-approve all other work unrelated to compensation advice to the Committee proposed to be provided by Mercer, if any such work were ever to be proposed. In addition, the Compensation Committee also considers the following factors in determining that its compensation consultant has no conflict of interest in providing advice to the Compensation Committee: the amount of fees paid by us as a percentage of the consulting firm’s total revenue and business or personal relationships between the consulting firm and the members of the Compensation Committee.

The Compensation Committee tests our compensation program periodically by comparing the compensation paid to our officers to the compensation paid by other companies in our Peer Group. Our Peer Group consists of a group of similarly sized apparel retail companies. The composition of the Peer Group as reviewed for setting 2015 compensation consisted of the following companies:

American Eagle Outfitters	Destination Maternity
AnnTaylor Stores Corp	Express, Inc.
Aeropostale	The Men’s Wearhouse, Inc.
Bon Ton Stores, Inc.	New York & Company, Inc.
Buckle, Inc.	Pacific Sunwear California
The Cato Corporation	Shoe Carnival
Chico’s FAS Inc.	Stage Stores, Inc.
Children’s Place Retail Stores Citi Trends	Zumiez

The Peer Group is monitored by the Compensation Committee to make sure it is composed of companies similar to our situation and size. Both additions and subtractions may occur from time to time. For 2016, the Committee added DSW, Inc. and Genesco at the recommendation of Mercer, and removed ANN, Inc. and Pacific Sunwear California. The Compensation Committee believes these are appropriate peer companies based upon their total revenues and their customer base. The median as measured by total revenues of our Peer Group, as revised for fiscal 2016, equals $1.627 billion compared to our $1.4 billion, placing us at the 40th percentile of the group in terms of revenue. For purposes of measuring performance under our Long-Term Incentive Plan, we use the S&P Apparel Retail Index.

Chief Executive Officer

Jay Stein is our Chairman of the Board and former Chief Executive Officer (CEO). Mr. Stein retired from his position as Chief Executive Officer effective March 14, 2016. The Board removed the interim title from Mr. Stein’s position as CEO in June 2013, and Mr. Stein previously held the position of CEO from 1990 to 2001. Mr. Stein was provided a base salary of $553,200 while serving as Chairman and Chief Executive Officer of the Company. The compensation paid to Mr. Stein should not be viewed as reflecting the Compensation Committee’s compensation philosophy for executive officers. For 2015, Mr. Stein requested that his base salary be reduced by $255,790, which request was approved by the Compensation Committee.

Elements of Compensation

Base Salary.

We seek to set base salaries for our officers at the mid-range of base salaries paid to officers performing similar duties by our Peer Group. We believe that, in general, paying less than that amount would be contrary to our Compensation Goals of attracting and retaining key officers. We believe that paying materially more than the mid-range of our Peer Group base salary would not support our Compensation Goals of minimizing fixed costs, motivating those officers through incentive compensation plans and aligning their interests with those of our shareholders. In 2015, the base salaries paid to Messrs. Kleffner, Hawkins and Pierce remained substantially below the 50th percentile of base compensation paid to similar officers by our Peer Group.

Incentive Plans.

We use short-term and long-term incentive plans to meet our Compensation Goals of motivating our officers and aligning their interests with those of our shareholders by measuring performance using an objective standard. The Compensation Committee and the Board of Directors annually approve a business plan (the “Business Plan”) that establishes financial goals for the current year. The Business Plan, which is intended to be ambitious, but realistic, drives the formula for determining success under our Short-Term Incentive Plan, while Total Shareholder Return (TSR) drives the formula under the Long-Term Incentive Plan.

Short-Term Incentives

We have an annual incentive plan which is intended to provide short-term incentives to our officers to achieve excellent performance in the current financial period. Annual bonuses are driven by formulas tied to our achieving various levels of success compared with our Business Plan for the current year. Generally, the Short-Term Incentive Plan pays cash bonuses upon achieving the prescribed levels of success.

Long-Term Incentives

In addition to the annual incentive, our compensation plan includes a long-term incentive component. Since the interests of our shareholders are long-term as well as short-term, we align the interests of our officers with those of our shareholders by granting various combinations of stock options (“Options”), shares of our stock with the vesting of such shares dependent upon the appreciation of our stock as compared to the S&P Apparel Retail Index, as well as meeting continued employment requirements (although service conditions may be waived in certain circumstances following a change in control) (“Performance Shares”), and shares of our stock, the vesting of which is dependent only on remaining employed by us for a certain period of time (“Restricted Shares”). The target award mix for Long-Term Incentive Compensation periodically changes based on our desired objectives.

            The Compensation Committee has generally placed an aggregate cap on all target equity-based compensation awarded under our Long-Term Incentive Plan each year between two and one half percent (2.5%) and three and one half percent (3.5%) of our common shares outstanding (the “Aggregate Equity-Based Run Rate Cap”) to limit the “overhang” of unvested equity-based compensation shares outstanding. The Committee, however, reserves the right to adjust the Aggregate Equity-Based Run Rate Cap, as may be necessary from time-to-time, to preserve the value in those awards in the event of certain circumstances including special dividends, stock splits, and other capital transactions. The aggregate of all target equity-based compensation outstanding under our Long-Term Incentive Plan for 2015 was less than 2.5%.

We believe that the retail industry is subject to substantial swings in performance results based on factors which are unrelated to management’s performance. For example, our overall performance may be heavily impacted by the state of the economy, unusual events such as terrorist attacks, and catastrophic weather events such as hurricanes. Accordingly, we believe that proper measurement of the performance of management over a multi-year period should also take into consideration our performance compared to the performance of our Peer Group during the same period. For our Long-Term Incentive Plan, the Compensation Committee compares our relative performance to the S&P Apparel Retail Index.

Performance Levels for Incentive Plans

Awards under both the Short-Term and the Long-Term Incentive Plans are based on our achieving performance levels established by the Compensation Committee for the year(s) in question. The Compensation Committee seeks to set performance levels which it believes are both challenging and realistic. Typically, the Compensation Committee establishes multiple levels of Performance Goals in order to create challenging performance levels, but avoids establishing performance levels which are so unlikely to be achieved as to discourage performance by our officers. Thus, the Compensation Committee uses the levels of performance described below for our Named Executive Officers. Performance Goals for lower levels of management are tailored to more specific areas over which such personnel have more influence based on their respective areas of responsibility and include such factors as sales, gross margin, operating income at the store or district level, and inventory shrinkage. For 2015, the Compensation Committee used the following performance levels:

“Threshold”, which is generally the minimum performance level which must be achieved for any Short-Term and Long-Term performance-based incentive compensation to be paid, is established at the level which the Compensation Committee believes we have a 80% probability of achieving – the level at which minimal bonuses will be paid under our Short-Term and Long Term Incentive Plans;

“Target”, which is our intended performance level based on our Business Plan, is established at the level which the Compensation Committee believes we have a 60% probability of achieving;

“Superior”, which is intended to reward performance above our expected achievement or Target achievement level, is established at the level which the Compensation Committee believes we have a 20% or less probability of achieving; and

“Outstanding”, which is intended to reward outstanding performance above our expected achievement, is established at the level which the Compensation Committee believes we have a 10% or less probability of achieving.

Awards under the Short-Term Incentive and the Long-Term Incentive Plans are then paid or granted based on interpolations between the various performance levels. Normally, no incentive compensation is paid to Named Executive Officers if the Threshold level of performance is not achieved. The Compensation Committee has discretion to increase both Short-Term and Long-Term Incentive Plan awards if performance levels are not met, but has never exercised such discretion.

2015 Short-Term Incentive Plan (Annual Cash Bonuses)

For 2015, the Committee determined that the Short-Term Incentive Plan performance levels would be based on achieving planned levels of “Operating Income” (income generated from operations for the current fiscal year, excludes income taxes, bonuses and non-recurring items of income or expense) and Comparable Store Sales goals. The Compensation Committee believes that using the combination of Operating Income and Comparable Store Sales helps us achieve our goal of growing our business profitability. The following table shows the performance levels based on the 2015 performance goals at each performance level for the Short-Term Incentive Plan and the percent of base compensation that would be earned by our Named Executive Officers for achieving such performance levels:

2015 Performance Level	Adjusted Operating Income Required to Achieve	Comparable Store Sales Growth	Range of Percent of Base Compensation
Threshold	$62.2M	2.0%	15-25%
Target	$70.8M	3.5%	30-50%
Superior	$79.5M	5.0%	45-75%
Outstanding	$88.1M	6.5%	60-100%

We did not exceed our Threshold Level Performance for Operating Income or our Threshold Level performance for Comparable Store Sales for 2015 and therefore no cash bonuses were paid to the Named Executive Officers. Operating Income, as adjusted, was equal to $53.25 million, while Comparable Store Sales Growth for 2015 was equal to 1.0%. Adjusted Operating Income is a Non-GAAP (GAAP refers to generally accepted accounting principles as applied in the United States) financial measure that excludes income taxes, bonuses and certain non-recurring items of income or expense. The Committee believes that excluding the impact of these non-recurring items of income or expense is appropriate in evaluating our performance for purposes of the Short-Term Incentive Plan. Adjusted Operating Income can be calculated as follows:

Adjusted Operating Income ($ in millions)	Year-to-Date Ended 01/30/16

Operating Income (GAAP)	$41.6
Bonus and share-based compensation expense	3.0
Pre-opening expenses	3.0
E-commerce start-up costs	3.6
Store closing and asset impairment	2.0
SEC investigation related expenses	0.05

Adjusted Operating Income (Non-GAAP)	$53.25

2015 Long-Term Incentive Plan (Equity-Based Compensation)

For 2015 – 2017, the Compensation Committee determined that the Long-Term Incentive Plan would be based on Total Shareholder Return (TSR) relative to the performance of our Peer Group. The Compensation Committee believes this performance metric closely ties the Participants’ economic benefits to our long-term goal of increasing shareholder value as the retail economic environment improves. Awards under the 2015 Long-Term Incentive Plan for our Named Executive Officers (other than our former Chief Executive Officer, who does not participate in the Long-Term Incentive Plan) are based on achieving various relative TSR performance levels. The following table shows the performance levels based on the 2015-2017 performance goals at each performance level for the Long-Term Incentive Plan and the percent of base compensation that would be earned by our Named Executive Officers for achieving such performance levels:

2015 Performance Level	Relative Total Shareholder Return Percentile Required to Achieve from 2015 to 2017	Range of Percent of Base Compensation
Threshold	33rd Percentile	45-55%
Target	50th Percentile	90-110%
Superior	75th Percentile	135-165%

The number of Performance Shares awarded to a participant varies as a function of the performance level achieved and the management level of the participant. The number of Performance Shares awarded to any individual participant at the Target Level of performance is calculated by applying the appropriate percent to the Participant’s base compensation and dividing the resulting amount by the closing price of our shares on the grant date and then providing a pro-rata reduction, if necessary, for the Aggregate Equity-Based Run Rate Cap.

All Performance Shares awarded under the 2015 Long-Term Incentive Plan vest 100% on the date earned. However, a Participant who fails to remain employed due to death, disability, normal retirement or termination following a change of control will nevertheless receive a pro-rata portion of the Performance Shares he or she would have received had he or she remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

Awards under the 2015 Long-Term Incentive Plan are not yet determined. The grant date fair value of performance awards at target performance is included under Stock Awards in the Summary Compensation Table. For the three-year period ending with fiscal 2015, the Company was ranked at the 84th percentile relative to the Peer Group. Awards under the 2013 Long-Term Incentive Plan, which covered the performance period from fiscal 2013 though fiscal 2015, were paid at a rate of 150.00% of fiscal 2013 Target base compensation in fiscal 2013 based on the Company’s performance above the 75th percentile relative to the 2013 S&P Apparel Index for the performance period.

Perquisites

We minimize the use of perquisites, generally providing only those perquisites to our officers that are so standard in the industry as to be necessary in order to meet our Compensation Goals of attracting and retaining officers. Thus, we provide perquisites such as paid vacation days, health insurance, life insurance and a 401(k) retirement plan. We do not provide perquisites such as (i) a defined benefit plan (pension plan) and (ii) financial advice, tax preparation and the like. We provide the following perquisites to our Named Executive Officers which differ from those available to all full time employees:

Executive Medical, Dental and Vision Plan. We maintain a medical, dental and vision plan (the “Medical Plan”) for all of our full time employees, including the Named Executive Officers, covering medical premiums similar to those covered by many companies with a substantial number of employees. The Medical Plan differs for Named Executive Officers in that such officers do not have any co-pay amounts, deductibles or other amounts withheld from their salary to pay for their participation. The Medical Plan was amended in 2008 to limit the total amount paid as co-pay and deductible to $25,000 per annum for any Named Executive Officer and to continue coverage to age 65 for officers retiring after age 62. Any payment by us for Named Executive Officers in excess of amounts not covered by the normal Medical Plan for other officers is taxable to the Named Executive Officer receiving the benefit of such payment; however we gross up the federal income taxes on such taxable amounts.

Split-Dollar Life Insurance Plan. We maintain a death benefit plan for our executives which is funded through a split-dollar life insurance plan. The Executive Split Dollar Plan was implemented to provide a lower cost method of paying death benefits for senior management than group term insurance. The Plan provides the executive’s beneficiary with a substantial measure of financial security by providing a pre-retirement death benefit. This benefit is intended to help attract and retain quality executives.

The Executive Split Dollar Plan is an endorsement method arrangement. As such, we purchase a life insurance policy on each executive’s life to fund death benefits. The amount of the death benefit is based upon the executive’s total compensation and eligible status. As the policy owner, we exercise all ownership rights granted to the owner thereof by the terms of the policies. The total policy proceeds (death benefit) is split between us and the beneficiary(ies) named by the executive. If an executive’s employment ends before retirement, they are given the option of buying the policy on their life from us for the greater of the accumulated current cash value of the policy or the amount paid by us to date as premiums for that policy. We make premium payments, with the expense being offset by the cash value growth for the period. The cumulative premiums paid by us will be recovered either through any death benefits paid or the cash purchase price, if the executive elects to retain the coverage post-retirement.

The Executive Split Dollar Plan provides a pre-retirement death benefit equal to five (5) times the annual compensation for each of our Senior Vice Presidents and higher executives. For purposes of this plan, total annual compensation is the sum of the executive’s current base salary and last received annual cash incentive compensation. However, if an executive’s compensation drops, the death benefit remains at the historical year’s highest level.

Executive Deferred Compensation Plan. We provide a Non-Qualified Executive Deferred Compensation Plan (the “Deferral Plan”) for a number of our executives including the Named Executive Officers. Under the Deferral Plan, each covered executive has the right to defer receipt of a portion of his or her total compensation each year. For Named Executive Officers, we match the amount of deferred compensation up to a maximum of ten percent (10%) of an executive’s total compensation (salary plus bonuses) for each year. Our matched portion vests at twenty percent (20%) per year in each of years four (4) through eight (8) in order to encourage the retention of the executive receiving the match. Company match amounts also vest on retirement or termination of the executive’s employment within three (3) years following a change of control. Retirement means a voluntary separation by an executive upon attaining age 62. We do not provide any defined benefit pension plan for our Named Executive Officers, and believe that the Executive Deferred Compensation Plan provides a benefit which partially offsets the lack of a defined benefit plan, but at a much smaller cost to us.

Deferred amounts (which include vested matching contributions) are paid to the executive following their retirement, death, disability or termination following a change of control of the Company. Those amounts are paid either in a lump sum or as the executive elects. The plan allows for “in service accounts” whereby funds are channeled to accounts for specific purposes and are allowed by regulation to be withdrawn.

Automobile Allowance. Each Named Executive Officer receives an automobile allowance of $3,300 per calendar quarter. Our Chairman of the Board and former Chief Executive Officer utilizes a Company-owned automobile.

Employment Agreements

Our Named Executive Officers other than our former CEO have employment agreements that provide for payments upon a termination of employment by the executive for good reason or by us without cause. As our former CEO is also our largest shareholder, we did not believe an employment agreement is necessary for him. We have entered into an employment agreement with our new Chief Executive Officer, Dawn Robertson, which contains similar termination provisions. We believe that these agreements create incentives for our executives to build shareholder value without the fear of losing employment for situations other than for cause. These arrangements are intended to attract and retain qualified executives who could have job alternatives that may appear to them to be less risky absent these arrangements. Each of the employment agreements contains, among other things, the following provisions:

Term. The current employment agreements with our Named Executive Officers other than Ms. Robertson are each for a period of two (2) years and do not automatically renew for additional periods. The employment agreements were originally entered into in 2011 and 2012, and the Company has entered into new employment agreements for additional two (2) year periods upon expiration of the prior agreements. The employment agreements may be terminated before the end of their terms by the Company with or without cause or by the Named Executive Officer with or without good reason.

Responsibilities. The employment agreements outline the responsibilities of each of the Named Executive Officers to devote, among other things, their full business time and attention to the affairs of the Company.

Compensation. The employment agreements provide for base compensation to each Named Executive Officer, which compensation is reviewed annually by the Compensation Committee. Bonuses are paid on an annual incentive bonus program which is formula-driven and each officer receives Long-Term Incentive Compensation paid in the form of equity-based compensation. In addition, each Named Executive Officer is entitled to participate in our Non-Qualified Deferred Compensation Plan.

Effect of Termination. In the event a Named Executive Officer is terminated by us for cause (as defined below) or if the Named Executive Officer leaves during the employment term without good reason (as defined below), then our only obligations to the executive are to pay his or her base salary through the date of termination, and to provide such other benefits as have been vested. However, if the Named Executive Officer is terminated by us without cause, or if he or she terminates his or her employment for good reason, or in the event we fail to renew the Named Executive Officer’s employment agreement on expiration on terms not materially less than in their current employment agreement, then in addition to payment of base salary through the termination date, the Named Executive Officer is entitled to receive one hundred percent (100%) of his or her current annual base salary paid out over a continuation period of twelve (12) to twenty-four (24) months following his or her termination. During the continued payment period, he or she also receives continued coverage under our medical, life and disability insurance programs. Finally, for Named Executive Officers, if such termination without cause (by us) or for good reason (by the executive) occurs within two (2) years following a change in control, then the severance payment is two hundred percent (200%) of such officer’s target bonus in the year of termination in addition to two hundred percent (200%) of base salary for the continuation period applicable to the respective Named Executive Officers.

“Good reason” includes, among other things, a material reduction in the Named Executive Officer’s compensation or benefits which is materially more adverse to the executive than similar reductions applicable to other executives of a similar level of status within the Company, the required relocation of the Named Executive Officer to a principal place of employment more than 100 miles from his or her current principal place of employment or, following a change in control, a material change in the Named Executive Officer’s duties, roles or responsibilities.

“Cause” includes, among other things, that the Named Executive Officer (i) has been convicted of, or pleads guilty or nolo contendere to, a felony involving dishonesty, theft, misappropriation, embezzlement, fraud, crimes against property or person, or moral turpitude which negatively impacts us; (ii) intentionally furnishes materially false, misleading, or incomplete information concerning a substantial matter to us or persons to whom the executive reports; (iii) intentionally fails to fulfill any assigned responsibilities for compliance with the Sarbanes-Oxley Act of 2002 or violates the same; (iv) intentionally and wrongfully damages material assets of ours; (v) intentionally and wrongfully discloses material confidential information of ours; (vi) intentionally and wrongfully engages in any competitive activity which would constitute a material breach of the duty of loyalty; (vii) intentionally breaches any stated material employment policy or any material provision of our ethics policy which could reasonably be expected to expose us to liability, (viii) intentionally commits a material breach of the employment agreement, or (ix) intentionally engages in acts or omissions which constitute failure to follow reasonable and lawful directives of ours.

Death and Disability. The employment agreements also provide that in the event of the Named Executive Officer’s death, his or her estate shall receive annual base compensation through the end of the month during which the death occurred, plus whatever bonus the Named Executive Officer was entitled to for the year during which the death occurred. Normal payments will also be made for the Named Executive Officer’s benefit under our other benefit plans in which he or she was a participant. In the event that termination is a result of permanent disability, such Named Executive Officer may be terminated if he or she does not recover within six (6) months following the onset of the disability, and the executive will receive a pro rata portion of his or her bonus for the year in which the termination occurred, and an additional nine (9) months base compensation following termination, as well as payment of benefits from any of our benefit plans in which the disabled executive was a participant.

Restrictive Covenant. Each executive agrees to maintain all of our trade secrets fully confidential, in perpetuity, and agrees to certain non-solicitation provisions in favor of us.

Internal Revenue Code Section 409A. The employment agreements of the Named Executive Officers contain provisions intended to comply with Internal Revenue Code Section 409A which may have the effect of postponing payments received by the Named Executive Officers following the termination of their employment with us.

Tax Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code precludes a public company from deducting compensation of more than $1 million each for its Named Executive Officers. Certain performance-based compensation is exempt from this limitation. With the exception of time-based restricted stock awards, we believe our incentive plans meet the performance-based compensation exemption from the deductibility limitation of §162(m) and that our current compensation plans are unlikely to generate material compensation in excess of the §162(m) limits.

Changes For 2016

Effective March 14, 2016, our Board has retained Dawn Robertson to serve as our Chief Executive Officer. Ms. Robertson’s employment agreement has a term of five (5) years, with automatic one-year extensions, and a base salary of $700,000. Ms. Robertson also received an initial grant of stock options for 800,000 shares of common stock, with 20% of the option vesting on each of the first five (5) anniversary dates of the option grant. Ms. Robertson will participate in both the Short-Term and Long Term Incentive Plans for 2016.

We have made several changes in an effort to further align our executive compensation practices to the achievement of our goals. For 2016, the Compensation Committee established a total merit pool equivalent to 3.0% of total base compensation for all employees including the Named Executive Officers. Individual merit increases, if earned, are granted based on each associate’s individual performance review scores, and range between 2.9% - 3.2%. The increase for any individual associate is based on recommendations of that individual’s immediate supervisor and is approved by the Company’s Chief Operating Officer.

Each of our current Named Executive Officers, other than Ms. Robertson and Mr. Stein, have received merit pay raises for fiscal 2016. Mr. Stein has stepped down from his role as Chief Executive Officer, but remains as Chairman of the Board. Mr. Stein’s fiscal 2016 compensation for his service as Chairman of the Board has been reduced to $1.00 per pay period ($24.00 per year). The Compensation Committee determined that base compensation for our Named Executive Officers remained substantially below the 50% percentile of base pay for similar positions in our Peer Group.

For 2016, the Compensation Committee continues to believe that Comparable Store Sales Growth and Operating Income, as adjusted, are the measures of our short term success and will use those metrics for the Short-Term Incentive Plan. The Short-Term Incentive Plan Performance Levels will be based 50% on achieving levels of Operating Income and 50% on achieving Comparable Store Sales.

The Compensation Committee has set the performance levels for 2016 to be as follows:

●

“Threshold”, which is generally the minimum performance level which must be achieved for an incentive compensation to be paid, is established at the level which the Compensation Committee believes we have an eighty percent (80%) probability of achieving;

●	“Target”, which is the intended performance level for the Company based on the Business Plan, and which the Compensation Committee believes we have a sixty percent (60%) probability of achieving;

●

“Superior”, which is intended to reward performance above our expected achievement or Target achievement level, is established at the level which the Compensation Committee believes we have a twenty percent (20%) or less probability of achieving; and

●

“Outstanding”, which is intended to reward performance above our Superior achievement level, is established at the level which the Compensation Committee believes we have a ten percent (10%) or less probability of achieving.

The following table shows the Performance Levels based on the 2016 performance goals at each Performance Level for the Short-Term Incentive Plan:

Short-Term Performance Level for 2016	Operating Income Required to Achieve	Comparable Store Sales Growth
Threshold	$60.3 M	1.5%
Target	$69.0 M	3.0%
Superior	$78.2 M	4.5%
Outstanding	$86.5 M	6.0%

For the 2016 Long-Term Incentive Plan, the Compensation Committee has elected to continue to use a relative measure and will continue to use the S&P Apparel Retail Index, as comprised at the beginning of 2016, to compare our performance to others in the industry. Awards under the 2016-2018 Long-Term Incentive Plan for our Named Executive Officers will be based on our relative Total Shareholder Return compared to the S&P Apparel Retail Index for the three (3) year performance period.

For 2016, the Long-Term Incentive Plan for the Named Executive Officers will be based on a three-year performance period and paid sixty percent (60%) in Performance Shares and forty percent (40%) in Restricted Shares. The Performance Shares will vest at the end of the third year based upon the performance level achieved for the cumulative three-year performance period and the time-based Restricted Shares will vest at the end of the third year. However, a participant who fails to remain employed due to death, disability, normal retirement or termination following a change of control will nevertheless receive a pro-rata portion of both the Performance Shares and Restricted Stock he or she would have received had he or she remained employed for the full performance period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle. The Performance Shares will be earned, if at all, based on our relative Total Shareholder Return compared to that of the S&P Apparel Retail Index. For the Named Executive Officers, the relative Total Shareholder Return performance goals are shown in the following table:

Long-Term Performance Level	Company Percentile Rank vs. S&P Apparel Retail Index
Threshold	33rd Percentile
Target	50th Percentile
Superior	75th Percentile

For 2016, the Compensation Committee has set the Aggregate Equity-Based Run Rate Cap between two and one half percent (2.5%) and three and one half percent (3.5%) for shares issued under our Long-Term Incentive Plan. This Run Rate Cap does not include options issued to Ms. Robertson in March 2016 as an inducement to join the Company as Chief Executive Officer and also does not include option grants to certain key executives and employees also made in March 2016. The Compensation Committee views these additional option grants as one-time incentives to key employees.

COMPENSATION COMMITTEE REPORT

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in these Proxy materials and incorporated by reference into the Annual Report on Form 10-K for the year ended January 30, 2016.

Burton Tansky, Chairman

Richard L. Sisisky

EXECUTIVE COMPENSATION

The Summary Compensation Table summarizes the compensation paid or accrued by us to our former Chief Executive Officer, our Chief Financial Officer and our two other highest paid executive officers during the fiscal year ended January 30, 2016.

The amounts reported in this section for stock and option awards may not represent the amounts that the Named Executive Officers will actually realize from the awards. Whether, and to what extent, a Named Executive Officer realizes value will depend on our performance and stock price and his or her continued employment.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jay Stein(5)	2015	297,410(6)	-	-	-	-	164,187	461,597
Chairman and former	2014	289,300	-	-	-	-	147,135	436,435
Chief Executive Officer	2013	283,548	-	-	-	364,813	39,032	687,393
Gregory W. Kleffner	2015	389,000	-	485,044	-	-	217,084	1,091,128
Executive Vice President,	2014	387,015	-	478,161	-	116,078	155,691	1,136,945
Chief Financial Officer	2013	375,406	100,000	487,073	-	203,803	113,759	1,280,041
D. Hunt Hawkins	2015	450,000	-	561,091	-	-	225,719	1,236,810
President and	2014	447,781	-	553,094	181,200	134,280	143,939	1,460,294
Chief Operating Officer	2013	434,740	250,000	564,090	-	236,014	121,491	1,606,335
Gary L. Pierce	2015	363,000	-	452,586	-	-	168,976	984,562
Executive Vice President,	2014	361,202	-	446,135	113,250	108,319	111,537	1,140,443
Director of Stores	2013	350,641	50,000	372,253	-	142,798	73,483	989,175

(1)

The amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of stock awards made during the fiscal years indicated. Forfeiture estimates have been disregarded in determining the amounts indicated. The grant date fair value of restricted stock awards and units was based on the closing price of the common stock on the applicable grant dates except for market-based performance awards granted at the target level during fiscal years 2013, 2014 and 2015 whose values were determined using a Monte-Carlo simulation model to estimate the relative and absolute total shareholder return performance of the companies forming the S&P Apparel Retail Index as of the valuation dates of May 16, 2013, May 30, 2014 and May 19, 2015, respectively. See footnote 8 to the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the fiscal year ended January 30, 2016.

(2)	The amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 of option awards made during the fiscal years indicated. Forfeiture estimates have been disregarded in determining the amounts indicated. The grant date fair value of stock options is estimated using the Black-Scholes option pricing model with the expected term for fiscal year 2014 being derived via a lattice model. The grant date fair value of stock option awards was determined based on the assumptions in the following chart for grants made during each fiscal year indicated. There were no option awards granted during fiscal years 2013 and 2015 to the named executive officers. See footnote 8 to the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the fiscal year ended January 30, 2016.

Assumptions	2014 Fiscal Year

Weighted average volatility	43.6%-52.9%
Weighted average dividend yield	2.2%-2.5%
Weighted average risk-free interest rate	1.5%-1.8%
Weighted average expected term	4.4-5.3 years

(3)	The amounts reflect the cash awards to the named individuals under our Short-Term Incentive Plan.

(4)

Name	Year	Perquisites and Other Personal Benefits ($)(a)(b)	Dividends Paid on Restricted Stock Awards ($)	Company Contributions to 401(k) Plans ($)	Company Contributions to Deferred Compensation Plans ($)	Total ($)
Jay Stein	2015	$159,938	-	4,249	-	$164,187
Gregory W. Kleffner	2015	$97,870	77,592	4,266	36,996	$217,084
D. Hunt Hawkins	2015	$93,690	89,888	4,925	32,216	$225,719
Gary L. Pierce	2015	$83,348	59,307	4,997	21,324	$168,976

(a)	Perquisites and other personal benefits consist of automobile allowances; medical benefits not provided to non-executive employees (includes excess medical, dental and vision payments plus a tax gross up); imputed income for value of split dollar pre-retirement death benefit; and medical administration and reinsurance cost plus long-term disability and group life premiums. No single item exceeds the greater of $25,000 or 10% of the aggregate value of all perquisites and other personal benefits received by any of the named executive officers, except for medical benefit payments not provided to non-executive employees (which includes excess medical, dental and vision payments plus a tax gross up based on these amounts) in the amount of $30,351 for Mr. Stein, $45,777 for Mr. Kleffner, $50,247 for Mr. Hawkins, and $42,901 for Mr. Pierce and imputed income for split dollar insurance in the amount of $106,563 for Mr. Stein, $36,303 for Mr. Kleffner and $27,653 for Mr. Hawkins. Tax gross up amounts included in medical benefit payments equal $13,079 for Mr. Stein, $18,611 for Mr. Kleffner, $21,191 for Mr. Hawkins and $17,104 for Mr. Pierce.

(b)	All perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company. Mr. Stein’s wife or another guest may accompany Mr. Stein when he is using a leased corporate aircraft for business travel. As there is no incremental cost to the Company for his spouse or another guest accompanying Mr. Stein on a flight, the amount included in the Summary Compensation Table for Mr. Stein is equal to the federal taxable income imputed to Mr. Stein when Mrs. Stein or a guest accompanies him on a business trip.

(5)	Mr. Stein retired as Chief Executive Officer effective March 14, 2016.

(6)	Mr. Stein elected to reduce his 2015 base salary by $255,790.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED JANUARY 30, 2016

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Superior ($)	Outstanding ($)	Threshold (#)	Target (#)	Superior (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jay Stein	04/20/15	138,300	276,600	414,900	553,200	-	-	-	-	-	-	-
Gregory W. Kleffner	04/20/15	77,800	155,600	233,400	311,200	-	-	-	-	-	-	-
	05/19/15	-	-	-	-	7,220	21,890	32,835	-	-	-	313,903(2)
	05/19/15	-	-	-	-	-	-	-	14,590	-	-	171,141
D. Hunt Hawkins	04/20/15	90,000	180,000	270,000	360,000	-	-	-	-	-	-	-
	05/19/15	-	-	-	-	8,360	25,320	37,980	-	-	-	363,089(2)
	05/19/15	-	-	-	-	-	-	-	16,880	-	-	198,002
Gary L. Pierce	04/20/15	72,600	145,200	217,800	$290,400	-	-	-	-	-	-	-
	05/19/15	-	-	-	-	6,740	20,420	30,630	-	-	-	292,823(2)
	05/19/15	-	-	-	-	-	-	-	13,620	-	-	159,763

(1)

The amounts shown reflect the threshold, target, superior and outstanding annual incentive compensation payment levels under the Company’s Short-Term Incentive Program. These amounts are based on the individual’s current position. Threshold payment levels were not achieved during 2015, so no short-term annual incentive compensation was paid for fiscal 2015.

(2)

The threshold amounts shown reflect the long-term compensation awards of performance shares which are 50% of the target amounts shown. The superior amounts shown are 150% of the target amounts. The percentage of target awards paid, if at all, is determined based on Stein Mart’s relative Total Shareholder Return compared to that of the S&P Apparel Retail Index at the time of the grant. Grant date fair value is computed assuming target level of performance awards

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR END JANUARY 30, 2016

The following table shows the outstanding equity awards for each Named Executive Officer as of the end of the fiscal year ended January 30, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jay Stein	-	-	-	-	-	-	-	-
Gregory W. Kleffner	48,830(2)	-	5.48(2)	07/31/19	-	-	-	-
	162,766(2)	-	4.93(2)	08/08/22	-	-	-	-
	-	-	-	-	27,430(3)	201,884	49,568(4)	364,820
D. Hunt Hawkins	244,148(5)	-	4.93(5)	08/08/22	-	-	-	-
	19,166(5)	38,317(5)	8.44(5)	04/30/21	-	-	-	-
	-	-	-	-	31,730(6)	233,533	57,338(7)	422,007
Gary L. Pierce	32,554(8)	-	4.45(8)	05/18/17	-	-	-	-
	81,382(8)	-	4.93(8)	08/08/22	-	-	-	-
	11,973(8)	23,954(8)	8.44(8)	04/30/21	-	-	-	-
	-	-	-	-	25,600(9)	188,416	46,244(10)	340,356

(1)

The market value is determined by multiplying the number of shares by the closing price of the Company’s stock on The NASDAQ Global Select Market as of the last business day of the fiscal year. The closing price of the Company’s stock on January 29, 2016 (the last business day of the fiscal year) was $7.36. The actual value will depend on the fair market value on the date of vesting.

(2)

Options granted on 07/31/2009 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Options granted on 08/08/12 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date, and expire on the date shown, which is the tenth anniversary of the grant. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited. Amounts and exercise price of options automatically adjusted due to February 2015 special dividend.

(3)

The shares indicated represent 12,840 shares issued under the 2014 Long-Term Incentive Plan that cliff vest on January 28, 2015 plus 14,590 shares issued under the 2015 Long-Term Incentive Plan that cliff vest on February 3, 2018. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(4)

The shares indicated consists of 27,678 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2014 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2014-2016 plus 21,890 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2015 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2015-2017. The actual performance shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by the Company on January 28, 2017 for the 2014 Plan and February 3, 2018 for the 2015 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(5)

Options granted on 08/08/2012 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date. All option grants expire on the date shown. Options granted on 05/06/2014 vest ratably over five (5) years, 1/60th at the end of each month beginning May 2014. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited. Amounts and exercise price of options automatically adjusted due to February 2015 special dividend.

(6)

The shares indicated represent 14,850 shares issued under the 2014 Long-Term Incentive Plan that cliff vest on January 28, 2017 plus 16,880 shares issued under the 2015 Long-Term Incentive Plan that cliff vest on February 3, 2018. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(7)

The shares indicated consist of 32,018 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2014 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2014-2016, plus 25,320 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2015 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2015-2017. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by the Company on January 28, 2017 for the 2014 Plan and February 3, 2018 for the 2015 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

(8)

Options granted on 5/18/2010 vest as follows: 33% on the third anniversary date, another 33% on the fourth anniversary date and the final 34% on the fifth anniversary date, and expire on the date shown, which is the seventh anniversary of the grant. Options granted on 8/8/2012 vest as follows: 33% on the first anniversary date, another 33% on the second anniversary date and the final 34% on the third anniversary date and expire on the date shown, which is the tenth anniversary of the grant. Options granted on 05/06/2014 vest ratably over five (5) years, 1/60th at the end of each month beginning May 2014. Upon termination, except for death, disability, retirement or change of control, unvested options are forfeited. Amounts and exercise price of options automatically adjusted due to February 2015 special dividend.

(9)

The shares indicated represent 11,980 shares issued under the 2014 Long-Term Incentive Plan that cliff vest on January 28, 2017, plus 13,620 shares issued under the 2015 Long-Term Incentive Plan that cliff vest on February 3, 2018. Upon termination, except for death, disability, retirement or change in control, unvested stock awards are forfeited.

(10)

The shares indicated consist of 25,824 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2014 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Retail Apparel Index over the cumulative three-year performance period that consists of fiscal years 2014-2016, plus 20,420 Performance Shares, which represents the number of Performance Shares that would be issued at the target level of the 2015 Long-Term Incentive Plan based on the Company’s total shareholder return compared to that of the S&P 500 Apparel Retail Index over the cumulative three-year performance period that consists of fiscal years 2015-2017. The actual Performance Shares that will be earned, if any, will be based on the actual performance level achieved and would vest if the participant remains employed by the Company on January 28, 2017 for the 2014 Plan and February 3, 2018 for the 2015 Plan. If the participant fails to remain employed due to death, disability, normal retirement or termination following a change of control, he will nevertheless receive a pro-rata portion of the Performance Shares he would have received had he remained employed for the full performance vesting period. This pro-rata award is based on the amount of elapsed time between the time of grant and the time of termination of employment for each applicable performance cycle.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR ENDED JANUARY 30, 2016

The following table provides information relating to options exercised and stock awards that vested during the fiscal year ended January 30, 2016 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jay Stein	-	-	-	-
Gregory W. Kleffner	-	-	61,998	456,305
D. Hunt Hawkins	-	-	71,799	528,441
Gary L. Pierce	-	-	47,382	348,732

(1)

The value realized represents the number of shares acquired on vesting multiplied by the closing market price of the Company’s common stock as listed on The NASDAQ on the date of vesting. Includes value related to shares withheld for payment of taxes.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED JANUARY 30, 2016

Amounts credited to each Named Executive Officer’s account will receive earnings (loss) depending upon the investment option elected by each named executive. The following table shows the current investment options available under our Non-Qualified Deferred Compensation Plan and their annual rates of return for the calendar year ended December 31, 2015.

Fund	Annual Rate of Return	Fund	Annual Rate of Return
Model Portfolio – Conservative	-0.72%	T Rowe Price Equity Income	-7.11%
Model Portfolio – Moderate/Conservative	-0.58%	Dreyfus Stock Index	1.11%
Model Portfolio – Moderate	-0.42%	American Funds IS Growth	6.86%
Model Portfolio – Moderate/Aggressive	-0.33%	Goldman Sachs VIT Mid Cap Value	-9.24%
Model Portfolio – Aggressive	0.09%	Morgan Stanley UIF Mid Cap Growth	-5.90%
Fixed Rate Option	3.54%	DFA VA US Targeted Value	-5.23%
Nationwide VIT Money Market	0.00%	Vanguard VIF Small Company Growth	-2.75%
PIMCO VIT Real Return Admin	-2.70%	Oppenheimer VA Global Securities	3.94%
LASSO Long and Short Strategic Opportunities	-3.43%	MFS VIT II International Value	6.32%
		Fidelity VIP Investment Grade Bond	-0.71%

The earnings (loss) realized by each of the Named Executive Officers is reflected in the table below:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings/(Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Jay Stein	-	-	(13,352)	-	522,242
Gregory W. Kleffner	136,073	36,996	(67,214)	-	1,435,352
D. Hunt Hawkins	56,553	37,216	(35,194)	-	1,023,659
Gary L. Pierce	28,226	21,324	(17,380)	-	444,360

(1)

The amount reflected for each of the Named Executive Officers is reported as compensation to such Named Executive Officer in the Summary Compensation Table (Salary and Non-Equity Incentive Plan Compensation columns).

(2)	Registrant contributions are reported as compensation in the Summary Compensation Table (All Other Compensation column).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Jay Stein, the Company’s former Chief Executive Officer. Our new Chief Executive Officer, Dawn Robertson, assumed that position effective March 14, 2016. All payments assume that the triggering event for such payment occurred on January 30, 2016, the last day of the Company’s 2015 fiscal year.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 01/30/16)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	-	-	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	-	-	-	-	-	-
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 46,100	$46,100	-
Earned Bonus (Pro rata)	-	-	-	-	-	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 20,000 per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options	-	-	-	-	-	-	-
Current Value of Unvested Restricted Shares	-	-	-	-	-	-	-
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (2)	$522,242	$522,242	$522,242	$522,242	$522,242	$522,242	$522,242
Split-Dollar Life Insurance	-	-	-	-	-	$3,000,000	-
Total (3)	$522,242	$522,242	$522,242	$522,242	$ 588,342	$3,568,342	$522,242

(1)    Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)    The benefits payable under the Company’s 401(k) plan have been omitted since this plan is non-discriminatory.

(3)    In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Gregory W. Kleffner, the Company’s Executive Vice President and Chief Financial Officer. All payments assume that the triggering event for such payment occurred on January 30, 2016, the last day of the Company’s 2015 fiscal year. For a discussion of the employment agreement provisions governing such payments, please refer to the Compensation Discussion and Analysis beginning on page 13.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 01/30/16)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$389,000	$389,000	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$88,225	$88,225	-	$ 62,983	-	$62,983
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 32,417	$32,417	-
Earned Bonus (Pro rata)	-	-	-	-	-	-	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$ 291,750	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options (2)	-	-	-	-	$ -	$-	$-
Current Value of Unvested Restricted Shares	-	-	-	-	$ 566,705	$566,705	$566,705
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$778,000
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$311,200
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (3)	$1,020,254	$1,020,254	$1,020,254	$1,020,254	$1,425,352	$1,425,352	$1,425,352
Split-Dollar Life Insurance	-	-	-	-	-	$2,964,015	-
Total (4)	$1,020,254	$1,497,479	$1,497,479	$1,020,254	$2,399,207	$4,988,489	$3,144,240

(1)    Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)    Net value of unvested options was a negative number as of January 30, 2016.

(3)    The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.

(4)    In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for D. Hunt Hawkins, the Company’s President and Chief Operating Officer. All payments assume that the triggering event for such payment occurred on January 30, 2016, the last day of the Company’s 2015 fiscal year. For a discussion of the employment agreement provisions governing such payments, please refer to the Compensation Discussion and Analysis beginning on page 13.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 01/30/16)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$450,000	$450,000	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$88,477	$88,477	-	$ 62,983	-	$62,983
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 37,500	$37,500	-
Earned Bonus (Pro rata)	-	-	-	-	-	-	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$ 337,500	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options (2)	-	-	-	-	-	-	-
Current Value of Unvested Restricted Shares	-	-	-	-	$ 655,540	$655,540	$655,540
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$900,000
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$360,000
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (3)	$691,938	$691,938	$691,938	$691,938	$1,023,659	$1,023,659	$1,023,659
Split-Dollar Life Insurance	-	-	-	-	-	$3,430,070	-
Total (4)	$691,938	$1,230,415	$1,230,415	$691,938	$2,096,835	$5,106,422	$2,961,835

(1)    Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)    Net value of unvested options was a negative number as of January 30, 2016.

(3)    The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.

(4)    In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

The following table shows the potential payments upon termination, disability, death or a change in control of the Company for Gary L. Pierce, the Company’s Executive Vice President and Director of Stores. All payments assume that the triggering event for such payment occurred on January 30, 2016, the last day of the Company’s 2015 fiscal year. For a discussion of the employment agreement provisions governing such payments, please refer to the Compensation Discussion and Analysis beginning on page 13.

Compensation and Benefits	Termination With Cause	Termination Without Cause	Termination With Good Reason	Termination Without Good Reason(1)	Termination For Disability	Death	Termination After Change In Control
Earned But Unpaid Base Salary (the fiscal year ended 01/30/16)	-	-	-	-	-	-	-
100% of Current Total Annual Base Salary	-	$363,000	$363,000	-	-	-	-
Medical, Dental, Vision, Life and Disability Insurance During Post Termination Payment Period	-	$88,118	$88,118	-	$ 62,983	-	$62,983
Annual Base Salary Through End of Month of Termination	-	-	-	-	$ 30,250	$30,250	-
Earned Bonus (Pro rata)	-	-	-	-	-	-	-
Additional Nine Months of Compensation at the Current Base Salary	-	-	-	-	$ 272,250	-	-
Benefits Entitled to Under the Disability Plan of the Company	-	-	-	-	$ 20,000 Per month	-	-
Make Payments and Provide Benefits Called for Under each Employee Benefit Plan	-	-	-	-	-	-	-
Net Value of Unvested Options (2)	-	-	-	-	-	-	-
Current Value of Unvested Restricted Shares	-	-	-	-	$ 528,772	$528,772	$528,772
Lump Sum Payment of 200% of Current Annual Base Salary	-	-	-	-	-	-	$726,000
Lump Sum Payment of 200% of “Target” Bonus	-	-	-	-	-	-	$290,400
All Benefits Payable Under Company’s Plans Relating to Deferred Comp, Retirement or Other Benefits (3)	$134,846	$134,846	$134,846	$134,846	$ 444,360	$444,360	$444,360
Split-Dollar Life Insurance	-	-	-	-	-	$2,528,845	-
Total (4)	$134,846	$585,964	$585,964	$134,846	$ 1,333,392	$3,507,004	$2,027,292

(1)    Retirement is treated the same as termination by the Named Executive Officer without good reason.

(2)    Net value of unvested options was a negative number as of January 30, 2016.

(3)    The benefits payable under our 401(k) plan have been omitted since this plan is non-discriminatory.

(4)    In addition to the total reflected for disability, $20,000 per month during the disability period would also be received.

PROPOSAL NO. 2 -

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution approving our executive compensation as reported in this proxy statement. As described below, in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Objective	How Our Executive Compensation Program Achieves This Objective
Pay For Performance	Our annual Short-Term Incentive Plan provides performance-based cash incentive awards focused on closely aligning rewards with results.
Align the Interests of Our Executives and Shareholders	Our Long-Term Incentive Plan promotes a long-term focus on results to align employee and shareholder interests.
Attract and Retain Top Talent

Our executive compensation program is designed to be similar to the programs that are offered by other companies in our Peer Group. We attempt to set our total compensation levels at the median level of comparable companies because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 13 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this proxy statement has contributed to our recent and long-term success.

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve the following advisory resolution:

RESOLVED, that the shareholders of Stein Mart, Inc. approve, on an advisory basis, the 2015 compensation of our Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for our 2016 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION.

PROPOSAL NO. 3 –

PROPOSAL TO AUTHORIZE THE AMENDMENT AND RESTATEMENT OF THE STEIN MART, INC. 2001 OMNIBUS PLAN AND TO REAPPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS THEREUNDER

In 2001, the Company’s shareholders approved the 2001 Omnibus Plan (as amended and restated, the “Plan”). Since the adoption of the Plan, the Board has amended the Plan in certain respects, including amendments to increase the number of shares authorized for issuance under the Plan. As amended, the Plan provides for the granting to key employees, non-employee directors and advisors of the Company and its affiliates (collectively, “Participants”) of stock options, restricted stock, performance shares and stock appreciation rights. As of April 4, 2016, there were 823,692 shares reserved and available for future awards under the Plan. The reserved share balance for future awards reflects the original 2001 authorization of 4,500,000 shares plus the 2007 additional share authorization of 3,000,000 shares and the 2011 additional share authorization of 3,000,000 shares, reduced by prior awards (including outstanding awards for 4,121,130 shares).

Proposal

On April 4, 2016, the Board adopted, subject to shareholder approval, an amendment and restatement of the Plan that adds 2,000,000 shares to the shares authorized for issuance under the Plan. When added to the remaining shares available for issuance under the Plan, this increase will result in a total of 2,823,692 shares (or approximately 6% of our current common stock outstanding) being available for future issuances under the Plan. In addition, the amendment and restatement also (i) caps the expiration of future option awards at seven (7) years (including automatic option awards to new non-employee directors), (ii) prohibits the Company from purchasing for cash any stock option or stock appreciation right (“SAR”) for which the exercise price per share of common stock is greater than the fair market value of a share on the date of exercise and (iii) gives the Board authority to make additional types of awards to non-employee directors. The Plan already prohibits the re-pricing or backdating of stock options and SARs, such that no person may decrease the exercise price for any outstanding option, or the grant price for any SAR.

The Plan includes a number of provisions that the Board believes serve the interests of our shareholders, including the following provisions:

●

Reasonable Share Reserve. If the additional shares of common stock are approved, the number of shares of common stock available for future Award grants will approximate 6% of our current common stock outstanding. The overall pool also approximates less than 5 times our three-year average grant rate.

●

No Annual “Evergreen” Provision. The Plan authorizes a fixed number of shares of Stein Mart common stock for grants and requires shareholder approval of any increase to that fixed number. Stein Mart has not solicited our shareholders for an increase in the number of shares of common stock available under the Plan for five (5) years, since our 2011 annual meeting of shareholders.

●

Judicious Use of Equity. Over the past three (3) years, the Company’s average annual run rate has been less than 3% of our common stock outstanding. Additionally, our last request of shares was five years ago for 3,000,000 shares. We believe this level of annual share usage and our limited increase to the share pool demonstrates the Company’s responsible use of equity.

●

No Share Recycling. Shares tendered or withheld in payment of the exercise price for options or SARs or in satisfaction of withholding taxes for all awards will not be available again for issuance as future awards.

●

No Repricing or Backdating. The Plan prohibits the repricing of the exercise price of underwater stock options or SARs and such awards may not have a grant date preceding the date the Plan Committee approves such award.

●	No Repurchase of Underwater Options or SARs. The Plan prohibits the cancellation or purchase of an underwater stock option or SAR in exchange for cash.

●

Deductibility of Awards. The Plan includes provisions intended to meet the requirements of deductibility for executive compensation under Section 162(m) of the Code, including by structuring such awards as “qualified performance-based compensation”.

●

Independent Committee. The Plan is administered by Stein Mart’s Compensation Committee, except as it relates to non-employee director awards, which the full Board administers. All of the members of the Compensation Committee qualify as “independent” under NASDAQ rules.

●	No Tax Gross-Up Arrangements. Awards under the Plan are not subject to any tax gross-up arrangements under the terms of the Plan or pursuant to any contractual agreements with our executive officers.

If approved by the shareholders, the proposed amendment and restatement will be effective with respect to awards made under the Plan on and after June 21, 2016. The amendment and restatement will not be effective with respect to awards granted prior to that date.

In addition, the Company is required to periodically resubmit the performance goals under the Plan for shareholder approval so that the Plan may continue to qualify as performance-based compensation under Section 162(m) of the Code, which provides the Company with an exception from the $1,000,000 limitation on its federal income tax deduction for certain compensation paid under the Plan (as described below) otherwise imposed by Section 162(m). A vote to approve the amendment and restatement of the Plan will also constitute approval of the performance goals and material terms of the Plan for purposes of Section 162(m) of the Code and reapproval of the Plan for purposes of Section 422(b)(2) of the Code. Because of the potential favorable tax treatment that the Plan enables, our Board believes that approval of the amendment and restatement of the Plan and the performance goals thereunder is in the best interests of the Company and our shareholders and recommends that shareholders vote in favor of the proposal.

Summary of the Plan

The following summary of the Plan does not contain all of the terms and conditions of the Plan and is qualified in its entirety by the specific language of the Plan, a copy of which is attached to this proxy statement as Appendix A.

General

Purpose. The purpose of the Plan is to attract and retain highly competent individuals to serve as key employees, officers, directors and advisors who will contribute to the Company’s success, motivating such persons to achieve long-term objectives that will inure to the benefit of all shareholders of the Company.

Administration. Either the Compensation Committee or another committee consisting of not less than two members of the Board (the “Plan Committee”) may administer the Plan. The Compensation Committee presently administers the Plan, except that the Board administers the Plan as it relates to the grant or adjustment of awards to non-employee directors. Any reference to the Plan Committee shall mean the Board with reference to options granted to non-employee directors under the Plan.

Awards are made at the exclusive discretion of the Plan Committee, except that directors who are not employees of the Company automatically receive 4,000 options under the Plan upon becoming directors. Subject to the provisions of the Plan, the Plan Committee has full power and authority to administer the Plan including, but not limited to, (i) determination of who participates in the Plan, (ii) determination of the awards to be made to each Participant, (iii) determination of the terms and conditions of any award, and (iv) establish the performance goals for earning performance-based awards and determining whether awards will be paid after the end of an award period. The Plan Committee also has full power to administer and interpret the terms of the Plan and any awards thereunder. Unless otherwise expressly provided in the Plan, all of the Plan Committee’s designations, determinations, interpretations, and other decisions with respect to the Plan or any award thereunder are final, conclusive and binding upon all persons.

Amendment and Termination. The Board may from time to time amend, alter, suspend or discontinue the Plan. Shareholder approval of an amendment must be obtained if otherwise required by (i) the Code or any rules promulgated thereunder, or (ii) the listing requirements of the principal securities exchange or market on which the shares are then traded. No award may be granted under the Plan after the Plan is terminated. No amendment or termination of the Plan alters or impairs any award granted and outstanding under the Plan, without the consent of the affected participant.

Types of Awards

As discussed in more detail below, the Plan’s permitted forms of equity grants include: performance awards, restricted stock awards, stock options and SARs.

Performance Awards. The Plan Committee may grant performance awards to eligible Participants which become payable at the end of an award period upon attainment of one or more performance goals predetermined by the Plan Committee. Performance goals for awards will be determined by the Plan Committee and will be designed to support our business strategy and align executives’ interests with shareholder interests. Awards (other than stock options and SAR) intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code will be subject to performance goals as detailed below under “- Section 162(m) of the Code”.

At the date of grant, the Plan Committee prescribes a formula to determine the percentage of the performance award to be earned based upon the degree of attainment of performance goals. In the event the minimum performance targets established by the Plan Committee are not achieved, no payment is made to the Participant. Payments of earned performance awards may be made in cash or shares of common stock, or a combination of cash and shares at the sole discretion of the Plan Committee.

Restricted Stock Awards. The Plan Committee may grant restricted stock awards to eligible Participants, subject to terms and conditions relating to forfeiture and restrictions (including any limitation on the right to vote shares of restricted stock or the right to receive any dividend). All restricted stock awards now include a restriction on the payment of dividends until such time as the restricted stock vests, with payment of accumulated dividends made on the date of vesting. Restrictions on restricted stock awards may lapse separately or in combination at such time or times as the Plan Committee may deem appropriate.

Except as otherwise determined by the Plan Committee, upon termination of employment of a Participant or the termination of a consultant or advisor for any reason during the applicable restriction period, all shares of restricted stock still subject to restriction are forfeited by the Participant and reacquired by the Company. The Plan Committee may, however, waive any or all restrictions with respect to shares of restricted stock held by a Participant when it finds that such a waiver would be in the interests of the Company.

Stock Options. The Plan provides for the granting of non-qualified stock options to eligible Participants. The Plan Committee will (a) determine and designate from time to time those Participants to whom options are to be granted, (b) determine the number of shares subject to each option, (c) authorize the granting of stock options, (d) determine the time or times when each option becomes exercisable and the duration of the exercise period, and (e) determine the time or times when and the manner in which each option will contain SAR. The Plan previously permitted the grant of incentive stock options, but effective as of March 28, 2011, the Plan disallows the future grant of these awards. As amended, the maximum term of any stock option award will be seven (7) years.

The exercise price per share of common stock to be issued pursuant to an option award is to be determined by the Plan Committee at the time of grant. Unless otherwise approved by the Board, the exercise price per share of common stock must not be less than the fair market value of a share on the date of grant of such option. The Board has not utilized such discretion in the past and has no plans to do so in the future. The Company will not purchase for cash any stock option for which the exercise price per share of common stock is greater than the fair market value of a share on the date of exercise.

The Plan Committee may, in its discretion, specify, at or after the time of grant of non-qualified stock options, that an option includes a reload feature. If the reload feature is included, at the time such an option is exercised the optionee is automatically granted a new option to purchase a number of shares equal to the number of shares utilized by the optionee to pay the option exercise price on the original option. A reload option has the exercise price equal to the fair market value of the shares on the date it is granted and expires on the stated expiration date of the original option.

In the event that a change of control occurs, all outstanding options become exercisable in full without regard to whether the options are at such time exercisable by their terms. The Plan Committee may, at the time of grant of an option, include different acceleration provisions in the award agreement, in which case the provisions of the award agreement control.

Stock Appreciation Rights (SAR). Subject to the terms and conditions of the Plan, the Plan Committee is authorized to grant SARs to Participants. The Plan Committee determines the grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any SAR. The Company will not purchase for cash any SAR for which the exercise price per share of common stock is greater than the fair market value of a share on the date of exercise.

Non-employee Director Stock Options. Upon election or appointment as a non-employee director of the Company, each director receives a non-qualified stock option award consisting of an option to purchase 4,000 shares of common stock of the Company. The exercise price for such options is the fair market value of the shares on the date of such grant. Such awards become exercisable in one-third increments on each of the third, fourth and fifth anniversaries of the grant date. These awards expire seven years from the date of grant.

Share/Award Limitations

Performance Awards - No more than $1,000,000 in performance awards may be granted to any individual Participant during any calendar year.

Restricted Stock Awards – No more than 1,000,000 shares of restricted stock may be awarded to any individual Participant during any calendar year.

Stock Options and SARs – No more than 1,000,000 shares may be subject to stock option and SAR awards, in the aggregate, to any individual participant during any calendar year.

Section 162(m) of the Code

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation of more than $1 million paid in any year (not including amounts deferred) to a corporation’s chief executive officer and to the three other most highly compensated executive officers (other than the chief financial officer). However, compensation paid by the Company that is “qualified performance-based compensation” under Section 162(m) may be excepted from the $1 million limitation.

The performance goals for an award to a key employee Participant that is intended to be “qualified performance-based compensation” (within the meaning of Section 162(m) of the Code) shall be based on one or more of the following measures of performance as determined by the Plan Committee:

●	Net sales
●	Gross Profit
●	Operating or other expenses (or any individual type of expense)
●	Earnings before interest and taxes
●	Earnings before interest, taxes, depreciation and amortization
●	Net income
●	Earnings per share (basic or diluted)
●	Cash flow
●	Average sales per store
●	Average sales per square foot
●	Comparable stock sales increases
●	Average inventories (average of inventories at the end of each month)
●	Number of stores opened
●	Return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity)
●	Total shareholder returns (on a standalone basis or as compared with a designated peer group or index)
●	Stock price

The Plan Committee may make awards of restricted stock, in addition to performance awards, allowing those awards to qualify for the “qualified performance-based compensation” exception under Section 162(m) of the Code. Stock option awards may qualify as “qualified performance-based compensation” when awarded by the Plan Committee since, unless otherwise approved by the Board, options are valued at the fair market value of the stock on the date of grant and the Plan limits the maximum number of options which may be awarded to any Participant during any calendar year. Although shareholder approval is one of the requirements for exemption under Section 162(m) of the Code, even with shareholder approval, there can be no guarantee that payments under the Plan will be treated as exempt performance-based compensation under Section 162(m) of the Code.

Transferability

Awards granted under the Plan are not transferable other than by will or the laws of descent and distribution, except that a Participant may (a) designate in writing a beneficiary to exercise an award following the Participant’s death, and (b) transfer any award, in each case subject to the Plan Committee’s sole discretion. No award may be pledged or otherwise encumbered, and any attempt to pledge or otherwise encumber an award shall be void and unenforceable against the Company or any affiliate.

Federal Income Tax Treatment

Performance Awards. Performance awards granted under the Plan will be subject to the applicable provisions of the Code, including Section 83, the Federal Income Tax Regulations and other administrative guidance issued thereunder. Participants who receive grants of performance awards (i) will not recognize any taxable income at the time of the grant and (ii) upon settlement of the performance awards, the participant will realize ordinary compensation income in an amount equal to the cash and the fair market value of any shares of Company common stock received. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the participant. The settlement of performance awards will be subject to wage and income tax withholding.

Restricted Stock Awards. Upon becoming entitled to receive shares at the end of the applicable restriction period without forfeiture, the recipient will recognize ordinary income in an amount equal to the fair market value of the shares at that time. Delivery of the shares is subject to both income and wage tax withholding. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

Non-qualified Stock Options. With respect to non-qualified stock options granted to optionees under the Plan, (i) no income is realized by the optionee at the time the non-qualified stock options is granted, (ii) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, such amount is treated as compensation and is subject to both income and wage tax withholding, and the Company may claim a tax deduction for the same amount, and (iii) on disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on the holding period.

Stock Appreciation Rights (SAR). If a participant exercises an SAR and receives the appreciation element in cash or in shares of Company stock, the cash and the fair market value of Company stock received are compensation income in the year of exercise and constitute wages for purposes of the Federal Insurance Contribution Act (FICA) or the Federal Unemployment Tax Act (FUTA), subject to income and wage tax withholding. The Company may claim a deduction for the compensation element in a SAR for the Company’s taxable year in which or with which the Participant’s taxable year of inclusion ends.

Changes in Capitalization and Similar Changes

In the event the Plan Committee shall determine that any dividend or other distribution (whether in the form of cash, shares or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation or other similar corporate transaction, the aggregate number of shares of common stock with respect to which awards may be made under the Plan, and the terms, types of shares and number of shares of any outstanding awards under the Plan may be adjusted by the Plan Committee to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

New Plan Benefits

The benefits that will be granted or paid under the Plan are equity awards to be made in the future and so cannot be currently determined. Awards granted under the Plan are within the discretion of the Plan Committee (or the Board, in the case of equity awards to non-employee directors), and the Plan Committee has not determined future awards or who might receive them. For information on awards made to the Company’s named executive officers pursuant to the Plan during the fiscal year ended January 30, 2016, see “Grants Of Plan-Based Awards for Fiscal Year Ended January 30, 2016.” All current executive officers received a total of 112,720 share awards (including shares underlying options and performance awards) during fiscal 2015, all current directors as a group received a total of 65,270 share awards during fiscal 2015, and all other employees as a group received a total of 555,678 share awards during fiscal 2015.

Since January 30, 2016, the Compensation Committee has made certain stock option awards in connection with the engagement of the Company’s new Chief Executive Officer and the retention of existing key executives and employees, as discussed previously under Compensation Discussion and Analysis, beginning on page 13. The table below reflects grants made under the Plan from the period beginning on January 31, 2016 and ending on April 4, 2016, the date of the approval of the amendment and restatement of the Plan by the Board. After giving effect to such grants, 823,692 shares of common stock were reserved and available for future awards under the Plan absent approval of the amendment and restatement of the Plan (which adds a total of 2,000,000 shares of common stock to shares authorized for issuance under the Plan).

Name of Individual and Position	Dollar Value($)(1)	Number of Securities Underlying Restricted Stock Awards	Number of Securities Underlying Options Granted	Option Exercise Price ($ per share)
Jay Stein Chairman and former Chief Executive Officer	$-	-	-	-
Dawn Robertson Chief Executive Officer	$1,704,000	-	800,000	$7.35
Gregory W. Kleffner Executive Vice President and Chief Financial Officer	$251,000	-	100,000	$7.35
D. Hunt Hawkins President and Chief Operating Officer	$1,255,000	-	500,000	$7.35
Gary L. Pierce Executive Vice President, Director of Stores	$251,000	-	100,000	$7.35

All current executive officers as a group (5 persons)	$3,461,000	-	1,500,000	$7.35

All non-employee directors as a group (7 persons)	$10,040	-	4,000	$7.35

All other employees as a group	$1,359,111	14,341	500,000	$7.35

Total	$4,830,151	14,341	2,004,000

(1)	The amounts listed in this column reflect grant date fair value.

Including the awards issued in 2016, our dilution is approximately 13%, which is reasonable when compared with our peer group and other smaller companies. We calculate our dilution as follows (in thousands):

(1)	6,945 shares (awards outstanding (4,121), plus shares available for future awards (824), plus shares requested (2,000));
(2)	divided by 53,321 shares (common stock outstanding (46,376, plus numerator shares of 6,945);
(3)	equals dilution of 13.02%.

Equity Compensation Plan Information

Information as of January 30, 2016 regarding equity compensation plans approved and not approved by shareholders is summarized in the following table.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)) (in thousands)(1)
Equity compensation plans approved by shareholders	2,363	5.48	3,221
Equity compensation plans not approved by shareholders	-	-	-
Total	2,363	5.48	3,221

(1) Includes option adjustment of 378 thousand shares and restricted stock award adjustment of 234 thousand shares made in 2015 in order to recognize change in economic value of the original awards due to the February 2015 special dividend of $5.00 per share.

(2) The weighted average exercise price does not take into account 1.3 million shares issuable related to restricted stock and performance share awards which have no exercise price.

In order to provide an accurate picture of shares remaining under the Plan, the below equity compensation plan Information has been updated as of April 2, 2016.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (in thousands)	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a)) (in thousands)
Equity compensation plans approved by shareholders	4,121	6.83	824
Equity compensation plans not approved by shareholders	-	-	-
Total	4,121	6.83	824

(1) The weighted average exercise price does not take into account 1.3 million shares issuable related to restricted stock and performance share awards which have no exercise price.

Stock Options

A summary of stock option information for the period January 30, 2016 to April 2, 2016 is as follows (shares in thousands):

	Number of Shares	Average Exercise Price	Remaining Contractual Term	Intrinsic Value
Outstanding at January 30, 2016	1,074	$ 5.48
Granted	2,004	7.35
Exercised	(221)	4.87
Cancelled or forfeited	(18)	8.44
Outstanding at April 2, 2016	2,839	$ 6.83	8.7 years	$1,550
Exercisable stock options at April 2, 2016	744	$ 5.17	5.9 years	$1,550

The aggregate intrinsic value in the table above represents the excess of our closing stock price on April 2, 2016 ($7.18 per share) over the exercise price, multiplied by the applicable number of in-the-money options. This amount changes based on the fair market value of our common stock. There were 705,588 in-the-money options outstanding and exercisable at April 2, 2016.

Restricted Stock Awards and Performance Share Awards

The following table summarizes non-vested stock activity for the period January 30, 2016 to April 2, 2016, respectively (shares in thousands):

	Restricted Stock Awards		Performance Share Awards
	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value
Non-vested at January 30, 2016	697	$11.36	592	$12.58
Granted	14	7.26	-	-
Vested	(14)	8.56	-	-
Cancelled or forfeited	(5)	12.53	(2)	12.58
Non-vested at April 2, 2016	692	$11.32	590	$12.58
Total unrecognized compensation cost	$4,218		$3,849
Weighted-average expected life remaining	1.1 years		0.8 years

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE AMENDMENT TO THE STEIN MART, INC. 2001 OMNIBUS PLAN AND TO REAPPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS THEREUNDER.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and the independent registered certified public accounting firm twelve (12) times during 2015 to review and discuss the Company’s annual and quarterly financial statements prior to their issuance, and other matters. At least four (4) of these meetings also included separate executive sessions with the independent registered certified public accounting firm without the presence of management and executive sessions without others present and with the Company’s Chief Financial Officer and with the Company’s Vice President of Audit Services. During 2015, management advised the Audit Committee that each set of consolidated financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the USA.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended January 30, 2016 with management. The Audit Committee also discussed with the independent registered certified public accounting firm the matters required to be discussed by the statement on PCAOB Auditing Standard No. 16 “Communications with Audit Committees”. The Audit Committee also received the written disclosures and the letter from the independent registered certified public accounting firm mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered certified public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered certified public accounting firm their firm’s independence. The Audit Committee also monitored the Company’s compliance with the internal controls provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended January 30, 2016 for filing with the Securities and Exchange Commission.

Irwin Cohen, Chairman

Susan Falk

Burton M. Tansky

PROPOSAL NO. 4 -

RATIFICATION OF APPOINTMENT OF KPMG LLP AS

THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm KPMG LLP to serve as our independent registered certified public accounting firm for the current fiscal year ending January 28, 2017. KPMG LLC has served as our audit firm since July 10, 2013.

Our Board of Directors has directed that the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm be submitted for ratification by the shareholders at the annual meeting. Representatives of KPMG LLP will be present at the annual meeting of shareholders and will be given the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Shareholder ratification of the selection of KPMG LLP as our independent registered certified public accounting firm is not required by our articles of incorporation or bylaws. However, the Board of Directors is submitting the appointment of KPMG LLP as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG LLP. In such event, the Audit Committee may retain KPMG LLP notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to a shareholder vote. Even if the selection is ratified, the Audit Committee retains the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders and the Company.

The following table provides information relating to the fees billed or expected to be billed for the audit including the audit of internal controls and fees billed/paid for other services provided by KPMG LLP, our independent registered public accounting firm in each of the last two (2) fiscal years.

	KPMG LLP
	2015	2014

Audit Fees	$ 941,110	$ 964,200

Audit-related Fees(1)	-	45,000

Tax Fees	-	-

All Other Fees	1,650	1,650

Total	$ 942,760	$1,010,850

(1)	Fees for additional services provided related to assessment of software implementation.

All decisions regarding selection of independent registered certified public accounting firms and approval of accounting services and fees are made by our Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee must pre-approve (i) all audit services, and (ii) all non-audit services provided by the independent registered certified public accounting firm that are permitted by Section 201 of the Sarbanes-Oxley Act, except if:

1.

in the case of permissible non-audit services, such services qualify as de minimis under Section 202 of the Sarbanes-Oxley Act and we did not recognize that such services were non-audit services at the time of the engagement;

2.	the Audit Committee, or one (1) or more of its designated members, approves the permissible non-audit services before completion of the audit; and
3.	when one (1) or more designated members approve such services, such approval is presented to the Audit Committee at its next scheduled meeting.

All audit, audit-related and tax services provided by KPMG LLP were pre-approved in accordance with the Audit Committee’s guidelines.

The Audit Committee discussed the non-audit services with KPMG LLP and determined that their provision would not impair that firm’s independence.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 28, 2017.

RELATED PARTY TRANSACTIONS

The Audit Committee of the Board of Directors is responsible for evaluating the appropriateness of all related-party transactions.

The Audit Committee has adopted written policies and procedures for the Committee to follow in reviewing and approving or ratifying related-party transactions involving the Company and any of its executive officers, directors or five percent (5%) or more shareholders or any of their family members. These transactions include:

(a)	transactions that must be disclosed in proxy statements under SEC rules; and
(b)	transactions that could potentially cause a non-employee director to cease to qualify as independent under NASDAQ listing requirements.

Transactions that are deemed immaterial under SEC disclosure requirements are generally deemed pre-approved under these written policies and procedures, including transactions with a company with which a Stein Mart director’s sole relationship is as a non-employee director and the total amount involved does not exceed one percent (1%) of the other company’s total annual revenues.

Criteria to be considered by the Audit Committee in determining whether related-party transactions should be approved or ratified include:

(a)	whether the transactions are on terms no less favorable to the Company than terms generally available from an unrelated third party;
(b)	the extent of the related-party’s interest in the transaction;
(c)	whether the transaction would interfere with the performance of the officer’s or director’s duties to the Company;
(d)	in the case of a transaction involving a non-employee director, whether the transaction would disqualify the director from being deemed independent under NASDAQ listing requirements; and
(e)	such other factors that the Audit Committee deems appropriate under the circumstances.

The Audit Committee has approved the related-party transactions described below after determining that the transactions do not adversely affect the performance by these directors of their duties to the Company.

Mr. Mitchell W. Legler. Mr. Legler is the majority shareholder of Kirschner & Legler, P.A., general counsel to the Company since April 2001. From August 1995 to April 2001, Mr. Legler was the sole shareholder of the law firm of Mitchell W. Legler, P.A., which served as our general counsel. Legal fees received by Kirschner & Legler, P.A. for fiscal year 2015 were $202,442. In addition, Mr. Legler, as general counsel to the Company, participated in our 2015 Incentive Plans and was granted 9,210 Performance Share Awards at a target level and 6,140 Restricted Stock Awards under our Long-Term Incentive Plan. In March 2015, we renewed an agreement with Kirschner & Legler, P.A. effective April 1, 2015 pursuant to which we have retained Mr. Legler and his firm to serve as our general counsel for a term of two (2) years. This agreement provides that we will pay Kirschner & Legler, P.A. annual compensation of $200,000 per year and that such firm will be eligible to receive bonus and equity awards through our compensation program. This agreement further provides that Mr. Legler will be able to participate in our medical and dental insurance plans to the same extent as a person employed as a Senior Vice President. The agreement provides for a severance payment of $200,000 if the agreement is terminated without cause (as defined in the agreement) or if the agreement is not renewed at the expiration of the term. If the agreement is terminated following a change of control, we have agreed to pay 200% of the sum of (i) the amount due for a termination without cause and (ii) the target bonus in the year of termination.

Compensation Committee Interlocks and Insider Participation. Messrs. Tansky (Chairman), Sisisky, and Weaver served on our Compensation Committee during fiscal 2015. None of these directors has served as an officer or employee of the Company, and none of these directors had a related-party transaction with the Company during fiscal 2015.

OTHER MATTERS

Shareholder Proposals for the 2017 Annual Meeting of Shareholders

Regulations of the Securities and Exchange Commission require proxy statements to disclose the date by which shareholder proposals must be received by us in order to be included in our proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2017 annual meeting, a written copy of their proposal must be received at the principal executive offices of the Company no later than January 2, 2017. To ensure prompt receipt by us, proposals should be sent certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in our proxy materials. Notice to us of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by us after January 2, 2017 and the proposal will not be brought before the meeting. For a discussion of the process by which our Corporate Governance Committee may consider shareholder nominees for director, please refer to “Meetings and Committees of the Board” beginning on page 9 of this proxy statement.

Annual Report

A copy of our Annual Report for the year ended January 30, 2016 accompanies this proxy statement. Additional copies may be obtained by writing to Ms. Linda Tasseff, Director, Investor Relations, at 1200 Riverplace Boulevard, Jacksonville, Florida 32207.

Householding

The SEC’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials or a single set of annual meeting materials to two or more of our shareholders who share an address. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice, proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from one or more of such shareholders prior to the mailing date. We will deliver promptly, upon written or oral request made in accordance with the instructions below, a separate copy of the Notice or annual meeting materials, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you are currently a shareholder sharing an address with another shareholder and wish to receive separate copies or only one copy of future Notices, proxy statements and annual reports for your household, please call or write to Ms. Linda Tasseff, Director, Investor Relations, at the following address and/or telephone number.

Stein Mart, Inc.

1200 Riverplace Boulevard

Jacksonville, Florida 32207

(904) 858-2639

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES AND VOTE BY INTERNET, TELEPHONE OR MAIL. INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD. IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

Appendix A

STEIN MART, INC.

2001 OMNIBUS PLAN

AS AMENDED AND RESTATED EFFECTIVE JUNE 21, 2016

ARTICLE I
Purpose

1.1	Purpose	1

1.2	Adoption and Approval	1

ARTICLE II
Definitions

2.1	Advisor	1

2.2	Affiliate	1

2.3	Award	1

2.4	Award Agreement	1

2.5	Board	1

2.6	Change of Control	1

2.7	Code	2

2.8	Committee	2

2.9	Exchange Act	2

2.10	Fair Market Value	2

2.11	Incentive Stock Option	2

2.12	Key Employee	2

2.13	Non-Employee Director	2

2.14	Non-Qualified Stock Option	2

2.15	Option	2

2.16	Outside Directors	2

2.17	Participant	2

2.18	Performance Award	2

2.19	Performance Goal	2

2.20	Plan	2

2.21	Plan Year	3

2.22	Released Securities	3

2.23	Restricted Stock	3

2.24	Rule 16b-3	3

2.25	Shares	3

2.26	Stock Appreciation Rights	3

ARTICLE III
Administration

3.1	Committee	3

3.2	Delegation of Authority	4

i

ARTICLE IV
Shares

4.1	Number of Shares Available	4

4.2	Shares Subject to Terminated Awards	4

4.3	Adjustments	4

ARTICLE V
Participation

5.1	Eligible Participants	5

ARTICLE VI
Stock Options and Stock Appreciation Rights

6.1	Grant of Option	5

6.2	Stock Appreciation Rights	6

6.3	Compliance with Code Section 162(m)	6

6.4	Acceleration of Options on Change of Control	6

ARTICLE VII
Restricted Stock

7.1	Restricted Stock Awards	6

7.2	Compliance with Code Section 162(m)	7

ARTICLE VIII
Performance Awards

8.1	Performance Awards	7

8.2	Compliance with Code Section 162(m)	8

ARTICLE IX
Other Share-Based Awards

9.1	Grant of Other Awards	8

9.2	Terms of Other Awards	8

ARTICLE X
Non-Employee Director Awards

10.1	Automatic Grant of Non-Employee Director Option Awards	9

ARTICLE XI
Terms Applicable to All Awards Granted Under the Plan

11.1	Award Agreement	9

11.2	No Consideration for Awards	9

11.3	Awards May Be Granted Separately or Together; No Limitations on Other Awards	9

11.4	Limitations on Transfer of Awards	9

11.5	Term	10

11.6	Taxes	10

11.7	Rights and Status of Recipients	10

ii

11.8	Awards Not Includable for Benefit Purposes	10

11.9	Share Certificates; Representation by Key Employee Participants; Registration Requirements	10

11.10	Amendments to Awards	10

11.11	Correction of Defects, Omissions, and Inconsistencies	10

ARTICLE XII
Amendment and Termination

12.1	Amendment	11

12.2	Termination	11

12.3	Re-pricing and Backdating Prohibited	11

ARTICLE XIII
General Provisions

13.1	Effective Date of the Plan	11

13.2	Term of Plan	11

13.3	Governing Law	11

13.4	Unfunded Status of Plan	11

13.5	Headings	11

13.6	Severability	12

13.7	Code Section 409A	12

iii

STEIN MART, INC.

2001 OMNIBUS PLAN

ARTICLE I

PURPOSE

1.1          Purpose. The purpose of the Stein Mart, Inc. 2001 Omnibus Plan (the “Plan”) is to assist Stein Mart, Inc. (the “Company”), together with any successor thereto, and its Affiliates, to attract and retain highly competent individuals to serve as Key Employees, Non-Employee Directors and Advisors (as defined below) who will contribute to the Company’s success, and to motivate such persons to achieve long-term objectives that will inure to the benefit of all shareholders of the Company.

1.2          Adoption and Approval. The Plan has been approved by the Board of Directors of the Company and was originally approved by the Company’s shareholders at the annual meeting of shareholders in June of 2001. The shareholders subsequently re-approved the Plan for purposes of permitting Awards made under the Plan to comply with the provisions of Code Section 162(m) at the annual meeting of shareholders held in June of 2006, June of 2011 and June of 2016.

ARTICLE II

DEFINITIONS

For purposes of this Plan, capitalized terms shall have the following meanings:

2.1          Advisor means a person other than an employee who provides services to the Company or any Affiliate as a consultant or advisor and who is responsible for or contributes to the management, growth, or profitability of the business of the Company or any Affiliate, as determined by the Committee.

2.2          Affiliate means any entity of which shares (or other ownership interests) having 50 percent or more of the voting power are owned or controlled, directly or indirectly, by the Company.

2.3          Award means any Non-Qualified Stock Options or Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Awards, or any other award made under the terms of the Plan provided that Incentive Stock Options may not be awarded after March 28, 2011.

2.4          Award Agreement means a written agreement, contract or other document specifically setting forth the terms and conditions of any Award granted under the Plan.

2.5          Board means the Board of Directors of the Company.

2.6          Change of Control means the occurrence of any of the following: (a) the Board approves the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions; (b) the Company sells and/or one or more shareholders sells a sufficient amount of its capital stock (whether by tender offer, original issuance, or a single or series of related stock purchase and sale agreements and/or transactions) sufficient to confer on the purchaser or purchasers thereof (whether individually or a group acting in concert) beneficial ownership of at least 35% of the combined voting power of the voting securities of the Company; (c) the Company is party to a merger, consolidation or combination, other than any merger, consolidation or combination that would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or combination; or (d) a majority of the Board of Directors consists of individuals who are not Continuing Directors (for this purpose, a “Continuing Director” is an individual who (i) was a director of the Company on March 1, 2001 or (ii) whose election or nomination as a director of the Company is approved by a vote of at least a majority of the directors then comprising the Continuing Directors). Notwithstanding the foregoing, if an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if a payment under such Award is triggered upon a “Change of Control,” or if an Award otherwise must contain a compliant definition of “Change of Control” in order to meet the requirements of Code Section 409A, then the Committee shall include a definition in the Award Agreement issued with respect to such Award as needed to comply with Code Section 409A.

2.7          Code means the Internal Revenue Code of 1986, as amended from time to time.

2.8          Committee means a committee of the Board designated by the Board to administer the Plan and composed of not less than two directors. At least two of the members of the Committee shall qualify as Outside Directors.

2.9          Exchange Act means the Securities Exchange Act of 1934, as amended.

2.10        Fair Market Value means, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. For the purposes of any Non-Qualified Stock Option or Stock Appreciation Right, the Committee shall base such determination on the methods provided for in Treasury Regulation Section 1.409A-1(b)(5)(iv)(A) or other applicable guidance.

2.11        Incentive Stock Option means an Option that meets the requirements of an incentive stock option under Code Section 422.

2.12        Key Employee means any officer or other key employee of the Company or of any Affiliate who is responsible for or contributes to the management, growth, or profitability of the business of the Company or any Affiliate, as determined by the Committee.

2.13        Non-Employee Director means each member of the Board who is not an employee of the Company or any Affiliate.

2.14        Non-Qualified Stock Option means an Option that is not an Incentive Stock Option.

2.15        Option means any option to purchase Shares granted pursuant to the Plan, including any reload feature that also may be awarded.

2.16        Outside Directors means a Non-Employee Director who qualifies as both an outside director for purposes of Section 162(m) of the Code and as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

2.17        Participant means any Key Employee (referred to as a Key Employee Participant), any Non-Employee Director (referred to as a “Non-Employee Director Participant”), or any Advisor (referred to as an “Advisor Participant”) receiving an Award under the Plan.

2.18        Performance Award means the right, granted pursuant to Article VIII, to receive an Award, payable in cash, Shares or a combination of both at the end of a specified period for which Performance Goals have been established.

2.19        Performance Goal means a target level of performance during an Award period specified by the Committee for the Company as a whole, one or more Affiliates, a division or other operating unit, and/or a Participant or a group of Participants, in each case as established by the Committee. The Performance Goals for an Award made to a Key Employee Participant that is intended to be “performance-based compensation” (within the meaning of Code Section 162(m)) shall be based on one or more of the following measures of performance as determined by the Committee: (a) net sales; (b) gross profit; (c) operating or other expenses (or any individual type of expense); (d) earnings before interest and taxes; (e) earnings before interest, taxes, depreciation and amortization; (f) net income; (g) earnings per share (basic or diluted); (h) cash flow; (i) average sales per store; (j) average sales per square foot; (k) comparable store sales increases; (l) average inventories (calculated by taking the average of inventories at the end of each month); (m) number of stores opened; (n) return on investment (determined with reference to one or more categories of income or cash flow and one or more categories of assets, capital or equity); (o) total shareholder returns (on a standalone basis or as compared with a designated peer group or index); and (p) stock price.

2.20        Plan means the Stein Mart, Inc. 2001 Omnibus Plan as set forth herein and as the same may be amended from time to time.

2.21        Plan Year means the twelve month period ending on any December 31.

2.22        Released Securities mean Shares of Restricted Stock with respect to which all applicable restrictions have expired, lapsed or been waived.

2.23        Restricted Stock means Shares subject to restrictions imposed in connection with Awards granted under the Plan.

2.24        Rule 16b-3 means Rule 16b-3 as promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, as the same may be amended from time to time, and any successor rule.

2.25        Shares mean the shares of common stock of the Company, $.01 par value per share, and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4.3 of the Plan.

2.26        Stock Appreciation Rights mean Awards granted in accordance with Article VI.

ARTICLE III

ADMINISTRATION

3.1          Committee. The Plan will be administered by the Committee; provided, however, that if at any time the Committee shall not be in existence, the functions of the Committee shall be exercised by the Board. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to:

(i)            designate Key Employees and Advisors to be Participants;

(ii)           determine the type or types of Awards to be granted to Key Employee Participants and Advisor Participants under the Plan;

(iii)          determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards granted to Key Employee Participants or Advisor Participants;

(iv)          determine the terms and conditions of any Award granted to a Key Employee Participant or Advisor Participant;

(v)           determine whether, to what extent, and under what circumstances Awards granted to Key Employee Participants or Advisor Participants may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited, or suspended to the extent permitted in Sections 4.3, 11.10 and 11.11 of the Plan, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(vi)          determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award granted to Key Employee Participants or Advisor Participants under the Plan shall be deferred either automatically or at the election of the holder thereof, subject to the requirements of Code Section 409A;

(vii)          interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan (including, without limitation, any Award Agreement);

(viii)         establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(ix)           make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder, and any employee of the Company or of any Affiliate. Option Awards to Non-Employee Directors under Section 10.1 of the Plan shall be automatic and the amount and terms of such Awards shall be determined as provided in Article X of the Plan.

3.2          Delegation of Authority. To the extent permitted by applicable law, the Board may, in its discretion, delegate to another committee of the Board or to one or more officers of the Company any or all of the authority and responsibility of the Committee with respect to Awards to Key Employee Participants other than those who are subject to the provisions of Section 16 of the Exchange Act or Section 162(m) of the Code at the time any such delegated authority or responsibility is exercised. In the event that each member of the Committee is not an Outside Director, the Committee may delegate the authority and responsibility of the Committee with respect to Awards to Key Employee Participants who are subject to the provisions of Section 16 of the Exchange Act and who are or may be subject to Section 162(m) of the Code to a subcommittee consisting of at least two (2) Committee members each of whom qualify as an Outside Director. To the extent that the Board has delegated to such other committee or one (1) or more officers, or to the extent the Committee has delegated to such subcommittee, the authority and responsibility of the Committee, all references to the Committee herein shall include such other committee or one or more officers or subcommittee.

ARTICLE IV

SHARES

4.1          Number of Shares Available. The maximum number of Shares that may be issued under the Plan through Awards is 12,500,000 (twelve million, five hundred thousand), which includes 4,500,000 shares authorized upon approval of the Plan by the shareholders in 2001, plus 3,000,000 shares authorized in 2007, 3,000,000 shares authorized in 2011 and 2,000,000 shares authorized in 2016. Shares available under the Plan that are not awarded in one particular year may be awarded in subsequent years. Any and all Shares may be issued in respect of any of the types of Awards. The Shares to be offered under the Plan may be authorized and unissued Shares or treasury Shares. The number of Shares covered by an Award under the Plan, or to which such Award relates, shall be counted on the date of grant of such Award against the number of Shares available for granting Awards under the Plan.

4.2          Shares Subject to Terminated Awards. The Shares covered by any unexercised portions of terminated Options, forfeited as provided under the Plan, and subject to any Awards that are otherwise surrendered by the Participant and as to which Shares no Participant has received any payment or other benefit of ownership with respect thereto may again be subject to new Awards under the Plan. In the event the purchase price of an Option is paid in whole or in part through the delivery of Shares, the gross number of Shares issuable in connection with the exercise of the Option shall not again be available for the grant of Awards under the Plan. Shares used to measure the amount payable to a Participant in respect of an earned Performance Award shall not again be available for the grant of Awards under the Plan. Shares issued in payment of Performance Awards that are denominated in cash amounts shall not again be available for the grant of Awards under the Plan.

4.3          Adjustments.

 (a)          General. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it shall deem equitable, adjust any or all of (i) the number and type of Shares subject to the Plan and that thereafter may be issued under the Plan, (ii) the individual Key Employee Participant maximums for Awards granted during any calendar year, (iii) the number and type of Shares subject to outstanding Awards, and (iv) the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provisions for the mandatory surrender of an Award and a cash payment to the holder of an outstanding Award upon such surrender. With respect to Awards of Incentive Stock Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto; and provided further, the number of Shares subject to any Award payable or denominated in Shares shall always be a whole number. Nonqualified Stock Option Awards subject to grant or previously granted to Non-Employee Directors under the Plan at the time of any event described in the preceding sentence shall be subject to only such adjustment as shall be necessary to maintain the proportionate interest of the optionee and preserve, without exceeding, the value of such Option Awards.

 (b)          Adjustment to Awards upon Certain Acquisitions. In the event the Company or any Affiliate shall assume outstanding employee Awards or the right or obligation to make future Awards in connection with the acquisition of another business or another corporation or business entity, the Committee shall make such adjustments, not inconsistent with the terms of the Plan, in the terms of Awards granted to Key Employee Participants or Advisor Participants (and the Board shall make such adjustments with respect to Non-Employee Directors) as it shall deem appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed Awards and the Awards granted under the Plan to Participants as so adjusted.

ARTICLE V

PARTICIPATION

5.1          Eligible Participants. Any Key Employee, including any executive officer or employee-director of the Company or of any Affiliate, shall be eligible to be designated a Key Employee Participant. All Non-Employee Directors shall be Participants and receive Awards as provided in Article X of the Plan (the provisions of which are automatic and non-discretionary in operation) and shall have the right to receive Non-Qualified Stock Options under Article VI and other Awards under Article IX. Any Advisor shall be eligible to be designated an Advisor Participant.

ARTICLE VI

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1          Grant of Option. The Committee is hereby authorized to grant Options to Key Employee Participants and Advisor Participants as set forth below and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. The Board is hereby authorized to grant Options to Non-Employee Directors as set forth below with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Board shall determine, and any reference to the Committee in this Section 6.1 shall mean the Board with reference to any Options granted to Non-Employee Directors under this Section 6.1.

(a)          Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee at the time of grant but, unless approved by the Board, shall be not less than 100% of the Fair Market Value of the Share on the date of grant of such Option; provided, however that in the event the exercise price per Share purchasable under an Option granted to a Participant subject to Code Section 409A is less than 100% of the Fair Market Value of the Share on the date of grant, such Option shall comply with Code Section 409A.

(b)          Option Term. The term of each Option shall be fixed by the Committee; provided, however, that no Option shall be exercisable more than seven (7) years after the date of grant.

(c)          Exercisability and Method of Exercise. An Option Award may contain such Performance Goals and waiting periods, and shall become exercisable in such manner and within such period or periods and in such installments or otherwise, as shall be determined by the Committee at the time of grant. The Committee shall also determine the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect to any Option may be made or deemed to have been made (including payment in accordance with a cashless exercise program under which, if so instructed by the Participant, Shares may be issued directly to the Participant’s broker or dealer upon receipt of the purchase price in cash from the broker or dealer). No cash payment will be made with respect to any Option Award for which the exercise price per Share is greater than the Fair Market Value of the Share on the date of exercise. No Shares shall be issued until payment therefore, as provided herein, has been made. Committee approval shall be required in order for Shares held by a Participant for fewer than six months to be used in payment of the exercise price of an Option, provided that such approval shall not be required for the payment of the exercise price using Shares that would otherwise be issued pursuant to such exercise.

(d)          Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan prior to March 28, 2011 shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, and any regulations promulgated thereunder. To the extent an Incentive Stock Option fails to meet the requirements of Code Section 422, the Option shall be treated as a Non-Qualified Stock Option.

(e)          Reload Feature. The Committee shall have the authority to specify, at the time of grant of Incentive Options or, with respect to Non-qualified Stock Options, at or after the time of grant, that a Key Employee Participant’s Options, in part or in whole, shall include a “reload feature.” The reload feature is a provision that the Committee may, but is not required to, include in any Option granted to Key Employee Participants under this Plan to the effect that at such time as the original Option is exercised, the optionee shall automatically be granted a new Option pursuant hereto to purchase a number of Shares equal to the number of Shares utilized by the optionee to pay the Option exercise price on the original Option. A reload Option shall have an exercise price equal to the Fair Market Value of the Shares on the date it is granted and shall expire on the stated expiration date of the original Option. A reload Option shall contain such other terms and conditions as the Committee, in its discretion, deems to be desirable.

6.2          Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Key Employee Participants and Advisor Participants. Stock Appreciation Rights granted in tandem with Incentive Stock Options may only be granted simultaneously with the grant of the related Incentive Stock Option to such Participant. Subject to the terms of the Plan, the grant price, term, methods of exercise, methods of settlement (including whether Stock Appreciation Rights will be settled in cash, Shares, other securities, other Awards, or other property, or any combination thereof), and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee; provided, however, that in the event the grant price of a Stock Appreciation Right granted to a Participant subject to Code Section 409A is less than 100% of the Fair Market Value of a Share on the date of grant, such Stock Appreciation Right shall comply with Code Section 409A. No cash payment shall be made with respect to any Stock Appreciation Right for which the grant price is greater than the Fair Market Value of the Shares on the date of exercise. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

6.3          Compliance with Code Section 162(m). Notwithstanding any other provision of the Plan, the maximum number of Shares with respect to which Options and Stock Appreciation Rights, in the aggregate, may be awarded to any Participant during any calendar year under the Plan is 1,000,000 (one million).

6.4          Acceleration of Options on Change of Control. In the event that a Change of Control occurs, immediately before such Change of Control (or in the case where the Change of Control results from sales of capital stock by shareholders, immediately after such Change of Control), all outstanding Options shall become exercisable in full without regard to whether the Options by their terms are at such time exercisable in full. The Committee (or the Board in the case of Options granted to Non-Employee Directors under Article V) may, at the time of grant of an Option, include different acceleration provisions in the Award Agreement, in which case the provisions of the Award Agreement shall control.

ARTICLE VII

RESTRICTED STOCK

7.1          Restricted Stock Awards. The Committee is hereby authorized to grant Awards of Restricted Stock to Participants as set forth below and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. The Board is hereby authorized to grant Restricted Stock to Non-Employee Directors as set forth below with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Board shall determine, and any reference to the Committee in this Section 7.1 shall mean the Board with reference to any Restricted Stock granted to Non-Employee Directors under this Section 7.1.

(a)          Restrictions. The Committee may grant to any Key Employee or Advisor an Award of Restricted Stock in such number, and subject to such terms and conditions relating to forfeitability (whether based on Performance Goals, periods of service or otherwise) and relating to restrictions (including, without limitation, any limitation on the right to vote a share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(b)          Registration. Any Restricted Stock granted under the Plan to a Key Employee Participant or Advisor Participant may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan to a Key Employee Participant or Advisor Participant, such certificate shall be registered in the name of the employee or Advisor and shall bear an appropriate legend (as determined by the Committee) referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(c)          Shareholder Rights. Unless otherwise provided by an Award Agreement, a Key Employee Participant or Advisor Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such Shares and the right to receive dividends; provided, however, that any Shares distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions, and evidenced in the same manner, as such Restricted Stock.

(d)          Payment of Restricted Stock. At the end of the applicable restriction period relating to Restricted Stock granted to a Key Employee Participant or Advisor Participant, one or more stock certificates for the appropriate number of Shares, free of restrictions, shall be delivered to the Participant, or, if the Participant received stock certificates representing the Restricted Stock at the time of grant, the legends placed on such certificates shall be removed.

(e)          Forfeiture. Except as otherwise determined by the Committee, upon termination of employment of a Key Employee or the termination of an Advisor as a consultant or advisor (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all Shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock held by a Participant.

7.2          Compliance with Code Section 162(m). Notwithstanding any other provision of the Plan, with respect to an Award of Restricted Stock made to any Key Employee Participant that is intended to be “performance-based compensation” (within the meaning of Code Section 162(m)), the following provisions shall apply:

(a)          the maximum number of Shares of Restricted Stock that may be awarded to any individual Key Employee Participant during any calendar year under the Plan is 1,000,000 (one million) Shares;

(b)          each Award of Restricted Stock shall provide that the restrictions imposed on such Award shall not lapse until, at a minimum, one or more preestablished (as described in the regulations under Code Section 162(m)) Performance Goals has been achieved by the Company and/or any Affiliate during the performance period specified by the Committee; and

(c)          in all other respects, the Restricted Stock shall be administered in accordance with the requirements of Code Section 162(m) for performance-based compensation.

ARTICLE VIII

PERFORMANCE AWARDS

8.1          Performance Awards. The Committee is hereby authorized to grant Performance Awards to Key Employee Participants and Advisor Participants as set forth below and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. Unless approved by the Board in such director’s capacity as an Advisor Participant, Non-Employee Directors shall not be eligible to be granted Performance Awards under the Plan.

(a)          Issuance. A Performance Award shall consist of the right to receive a payment (measured by (i) the Fair Market Value of a specified number of Shares at the end of the Award period or (ii) the increase in the Fair Market Value of a specified number of Shares during the Award period or (iii) a fixed cash amount payable at the end of the Award period) contingent upon the extent to which certain predetermined Performance Goals have been met during an Award period.

(b)          Earning Performance Awards. The Committee at the date of grant shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of Performance Goals. The degree of attainment of Performance Goals shall be determined as of the last day of the Award period. The Committee, in its sole discretion, but only under circumstances when events or transactions occur to cause the Performance Goals to be an inappropriate measure of achievement as determined by the Committee, may change the Performance Goals for any Award period at any time prior to the final determination of the Award, except with respect to Performance Awards that are intended to be “performance-based compensation” (within the meaning of Code Section 162(m)). In the event the minimum performance targets established by the Committee are not achieved, no payment shall be made to the Participant.

(c)          Payment of Earned Performance Awards. Payments of earned Performance Awards shall be made in cash or Shares (based on the Fair Market Value of a Share on the last day of the Award period), or a combination of cash and Shares at the sole discretion of the Committee; provided, however that the Committee shall make such determination no later than the last date permitted under Code Section 409A. Payment normally will be made as soon as is practicable following the end of an Award period but in no event later than the 15th day of the third month of the calendar year immediately following the calendar year in which an Award period ends. The Committee, however, may permit deferral of the payment of all or a portion of a Performance Award payable in cash upon the request of the Participant timely made in accordance with rules prescribed by the Committee; provided, however that any such deferral election must be made no later than the last date permitted under, and otherwise must comply with, Code Section 409A. Deferred amounts may generate earnings for the Participant under the conditions of a separate agreement approved by the Committee and executed by the Participant. The Committee, in its sole discretion, may define in the Award Agreement such other conditions of payment of earned Performance Awards as it may deem desirable in carrying out the purposes of the Plan.

8.2         Compliance with Code Section 162(m). Notwithstanding any other provision of the Plan, with respect to a Performance Award granted to any Key Employee Participant that is intended to be “performance-based compensation” (within the meaning of Code Section 162(m)), the following provisions shall apply:

(a)          the aggregate value of Performance Awards granted to an individual Key Employee Participant during a calendar year under the Plan shall not be more than $1,000,000 (one million);

(b)          the Committee will certify in writing prior to the payment of compensation for the Performance Awards that the Performance Goals and any other material terms were in fact satisfied;

(c)          the material terms under which the compensation is to be paid, including the Performance Goals, shall be disclosed to the shareholders and approved by a majority vote in a separate shareholder vote before payment of such compensation, provided that such disclosure and approval shall only be required no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the Performance Goals;

(d)          payment under each Award shall not be made unless one or more pre-established (as described in the regulations under Code Section 162(m)) Performance Goals has been achieved by the Company and/or any Affiliate during the Award period specified by the Committee; and

(e)          in all other respects, the Performance Awards (and income resulting from any deferral thereof) shall be administered in accordance with the requirements of Code Section 162(m) for performance-based compensation.

ARTICLE IX

OTHER SHARE-BASED AWARDS

9.1         Grant of Other Awards. Other Awards, valued in whole or in part by reference to, or otherwise based on, Shares may be granted either alone or in addition to or in conjunction with other Awards under the Plan by the Committee to Key Employee Participants or Advisor Participants or by the Board to Non-Employee Directors. Subject to the provisions of the Plan, the Committee (or the Board in the case of an Award to a Non-Employee Director) shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. Any such Award shall be confirmed by an Award Agreement executed by the Committee and the Participant, which Award Agreement shall contain such provisions as the Committee (or the Board in the case of an Award to a Non-Employee Director) determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.

9.2         Terms of Other Awards. In addition to the terms and conditions specified in the Award Agreement, Shares issued as a bonus pursuant to this Article IX shall be issued for such consideration as the Committee (or the Board in the case of an Award to a Non-Employee Director) shall determine, in its sole discretion, but purchase rights shall be priced at 100% of Fair Market Value on the date of the Award.

ARTICLE X

NON-EMPLOYEE DIRECTOR AWARDS

10.1         Automatic Grant of Non-Employee Director Option Awards.

(a)          Option Awards. Each person becoming a Non-Employee Director of the Company beginning on or after the effective date of the Plan shall, as of the date he or she becomes a Non-Employee Director, be granted a Nonqualified Stock Option Award consisting of an option to purchase 4,000 Shares. The exercise price for such Options shall be the Fair Market Value of the Shares on the date of such grant.

(b)          Restrictions. Subject to the provisions of subsection (c), Awards granted under this Article X become exercisable as to 1,344 Shares on the third anniversary of the date of grant, and an additional 1,333 Shares each on the four and fifth anniversaries of the date of grant. Each Award granted under this Article X shall expire seven (7) years from the date of grant.

(c)          Termination. If a Non-Employee Director’s service with the Company terminates by reason of death or disability (within the meaning of Code Section 22(e)(3)) any Option Award granted under this Article X to such Non-Employee Director may be exercised for a period of 1 (one) year from the date of such termination or until the expiration of the Award, whichever is shorter, to the extent to which the individual would on the date of exercise have been entitled to exercise the Award if such individual had continued to serve as a Non-Employee Director. If a Non-Employee Director’s service with the Company terminates other than by reason of death or disability or removal for cause, any such Award held by such Non-Employee Director may be exercised for a period of 3 (three) months from the date of such termination, or until the expiration of the stated term of the Award, whichever is shorter, to the extent to which the individual would on the date of exercise have been entitled to exercise the Award if such individual had continued to serve as a Non-Employee Director. If a Non-Employee Director’s service with the Company terminates as a result of removal for cause, any such Award held by such Non-Employee Director will be cancelled immediately and without notice as of the date of such termination.

(d)          Other Provisions. All applicable provisions of the Plan not inconsistent with this Section 10.1 shall apply to Option Awards granted to Non-Employee Directors.

ARTICLE XI

TERMS APPLICABLE TO ALL AWARDS GRANTED UNDER THE PLAN

11.1         Award Agreement. No person shall have any rights under any Award granted under the Plan unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or received any other Award acknowledgment authorized by the Committee expressly granting the Award to such person and containing provisions setting forth the terms of the Award. If there is any conflict between the provisions of an Award Agreement and the terms of the Plan, the terms of the Plan shall control.

11.2         No Consideration for Awards. Awards shall be granted to Key Employee Participants or Advisor Participants for no cash consideration unless otherwise determined by the Committee. Non-Employee Director Awards under Article X shall be granted for no cash consideration unless otherwise required by law.

11.3         Awards May Be Granted Separately or Together; No Limitations on Other Awards. Awards to Participants under the Plan may be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate and the terms and conditions of an Award need not be the same with respect to each such Participant. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

11.4         Limitations on Transfer of Awards. Awards granted under the Plan shall not be transferable other than by will or the laws of descent and distribution, except that a Participant may, to the extent allowed by the Committee and in a manner specified by the Committee (or the Board with respect to Options granted pursuant to Article X), (a) designate in writing a beneficiary to exercise the Award after the Participant’s death, as the case may be, and (b) transfer any Award. No Award (other than Released Securities), and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

11.5        Term. Except as otherwise provided in the Plan, the term of each Award shall be for such period as may be determined by the Committee.

11.6        Taxes. The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or Shares issuable to such Participant under the Plan, or with respect to any income recognized upon the lapse of restrictions applicable to an Award or upon a disqualifying disposition of Shares received pursuant to the exercise of an Incentive Stock Option, and the Company may defer payment or issuance of the cash or Shares upon the grant, exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee and shall be payable by the Participant at such time as the Committee determines. The Committee may prescribe in each Award Agreement one or more methods by which the Participant will be permitted to satisfy his or her tax withholding obligation, which methods may include, without limitation, the payment of cash by the Participant to the Company and the withholding from the Award, at the appropriate time, of a number of Shares sufficient, based upon the Fair Market Value of such Shares, to satisfy such minimum tax withholding requirements. The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to any such withholding methods as it deems necessary or appropriate.

11.7        Rights and Status of Recipients. No Employee, Participant (other than a Non-Employee Director Participant as provided in Article X), or other person shall have any claim or right to be granted an Award under this Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any Affiliate. The grant of an Award to a Non-Employee Director pursuant to Article X of the Plan shall confer no right on such Non-Employee Director to continue as a director of the Company, and the grant of an Award to an Advisor shall confer no right on such Advisor to continue as a consultant or advisor to the Company or any Affiliate.

11.8        Awards Not Includable for Benefit Purposes. Income recognized by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) or group insurance or other benefit plans applicable to the Participant that are maintained by the Company, except as may be provided under the terms of such plans or determined by resolution of the Board.

11.9        Share Certificates; Representation by Key Employee Participants; Registration Requirements. In addition to the restrictions imposed pursuant to Article VII hereof, all certificates for Shares delivered under the Plan, whether pursuant to any Award or the exercise thereof or otherwise, shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities Exchange Commission, any stock exchange or other market upon which such Shares are then listed or traded, and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. The Committee may require each Participant or other person who acquires Shares under the Plan to represent to the Company in writing that such person is acquiring the Shares without a view to the distribution thereof.

11.10        Amendments to Awards. The Committee may, in whole or in part, waive any conditions or other restrictions with respect to, and may amend, alter, suspend, discontinue, or terminate any Award granted under the Plan to a Key Employee Participant or Advisor Participant (and the Board may so do with respect to any Non-Employee Director), prospectively or retroactively, but no such action shall impair the rights of any Participant without his or her consent except as provided in Sections 4.3 and 8.1(b). Notwithstanding the foregoing, unless determined otherwise by the Committee, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to comply.

11.11        Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in any Award or Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect, as permitted by law.

ARTICLE XII

AMENDMENT AND TERMINATION

12.1        Amendment. The Board may amend, alter, suspend or discontinue the Plan or any part thereof at any time it is deemed necessary or appropriate; provided, however, that no amendment, alteration, suspension or discontinuation of the Plan shall in any manner (except as otherwise provided in this Article XII) adversely affect any Award granted and then outstanding under the Plan, without the consent of the Participant; and provided, further, that shareholder approval of any amendment of the Plan shall also be obtained if otherwise required by (i) the Code or any rules promulgated thereunder (in order to enable the Company to comply with the provisions of Section 162(m) of the Code so that the Company can deduct compensation in excess of the limitation set forth therein), or (ii) the listing requirements of the principal securities exchange or market on which the Shares are then traded (in order to maintain the listing or quotation of the Shares thereon). Notwithstanding the foregoing, unless determined otherwise by the Committee, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to comply.

12.2        Termination. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted under the Plan after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable had the Plan not terminated.

12.3        Re-pricing and Backdating Prohibited. Notwithstanding anything in the Plan to the contrary, and except for adjustments provided in Section 4.3, neither the Committee nor any other person may decrease the exercise price for any outstanding Option, or the grant price for any Stock Appreciation Right, in each case that are intended to be exempt from Code Section 409A, after the date of grant nor allow a Participant to surrender an outstanding Option or Stock Appreciation Right to the Company as consideration for the grant of a new Option or Stock Appreciation Right with a lower exercise price or grant price, respectively, unless such action is considered the grant of a new Award under Code Section 409A and the exercise or grant price of such new Award is at least 100% of the Fair Market Value of a Share on the new grant date. In addition, the Committee may not make a grant of an Option or Stock Appreciation Right with a grant date that is effective prior to the date the Committee takes action to approve such Award.

ARTICLE XIII

GENERAL PROVISIONS

13.1        Effective Date of the Plan. The Plan was effective on May 7, 2001, the date that the Company’s shareholders originally approved the Plan.

13.2        Term of Plan. The term of the Plan shall be indefinite except that no Incentive Stock Option Award shall be granted under the Plan after March 28, 2011. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Incentive Stock Option Award theretofore granted may extend beyond such date, and, to the extent set forth in the Plan, the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or restrictions with respect to any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

13.3        Governing Law. The Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the state of Florida and applicable federal laws.

13.4        Unfunded Status of Plan. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Key Employee Participant, Non-Employee Director Participant, Advisor or other person. To the extent any person holds any right by virtue of a grant under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

13.5        Headings. Section headings are used in the Plan for convenience only, do not constitute a part of the Plan, and shall not be deemed in any way to be material or relevant to the construction or interpretation of the Plan or any provision thereof.

13.6        Severability. Whenever possible, each provision in the Plan and every Award and right at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and every other Award or right at any time granted under the Plan shall remain in full force and effect.

13.7        Code Section 409A. This Plan is designed and intended to comply with, or otherwise be exempt or excepted from, the applicable requirements under Code Section 409A including the related regulations and guidance issued by the Department of the Treasury, as modified from time to time, including exemptions and exceptions provided for therein. Accordingly, to the extent required, this Plan shall be administered, construed, and interpreted in a manner to comply with Code Section 409A; without limiting the foregoing, if any terms set forth in this Plan are considered to be ambiguous, such terms shall be administered, construed, and interpreted to the extent necessary in a manner to comply with Code Section 409A.

VOTE BY INTERNET - www.proxyvote.com
STEIN MART, INC. 1200 RIVERPLACE BLVD JACKSONVILLE, FL 32207	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees

01	Jay Stein 02 John H. Williams, Jr. 03 Dawn Robertson 04 Irwin Cohen 05 Thomas L. Cole
06	Timothy Cost 07 Lisa Galanti 08 Mitchell W. Legler 09 Richard L. Sisisky 10 Burton M. Tansky

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.								For	Against	Abstain

2	To approve an advisory resolution approving executive compensation for fiscal year 2015.

3	To approve an amendment and restatement of, and performance goals under, the Company’s 2001 Omnibus Plan.

4	To ratify the appointment of KPMG LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 28, 2017.

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2015 Annual Report on Form 10-K is/are available at www.proxyvote.com.

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STEIN MART, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS IN
CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS TO
BE HELD JUNE 21, 2016

The undersigned hereby appoints Jay Stein and John H. Williams, Jr., and each of them, with full power of substitution and revocation, as true and lawful agents and proxies of the undersigned to attend and vote all shares of Common Stock of Stein Mart, Inc., a Florida corporation, that the undersigned would be entitled to vote if then personally present at the Annual Meeting of Shareholders of Stein Mart, Inc., a Florida corporation, to be held on June 21, 2016 at 2:00 P.M., local time, at Stein Mart Corporate Headquarters, 5th Floor, 1200 Riverplace Blvd., Jacksonville, Florida, 32207 and at any adjournments thereof, hereby revoking any proxy heretofore given.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be deemed a direction to be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side